EXHIBIT 2.1

Purchase and Assumption Agreement

by and among

Global Federal Credit Union,

First Financial Northwest Bank,

AND

First Financial Northwest, Inc.

(Solely for Purposes of the Sections Identified Herein)

January 10, 2024

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Limited Warranty Deed
Exhibit C	Form of Bill of Sale and Assignment
Exhibit D	Form of Retirement Account Transfer Agreement
Exhibit E	Form of Limited Power of Attorney
Exhibit F	Form of Non-Solicitation Agreement
Exhibit G	Form of Voting Agreement

Purchase And Assumption Agreement

This Purchase and Assumption Agreement (“Agreement”) is made and entered into as of this 10th day of January, 2024 (the “Effective Date”), by and among First Financial Northwest Bank (“Seller”), a Washington chartered commercial bank having its main branch office in Renton, Washington, First Financial Northwest, Inc., a Washington corporation and sole shareholder of Seller (“Holding Company”), and Global Federal Credit Union (“Buyer”), a federally chartered credit union having its chief executive office in Anchorage, Alaska. Holding Company is a signatory to the Agreement solely for the purpose of providing the covenants and other agreements set forth in Section 7.02, Section 7.06, Section 7.07, Section 7.17, Section 7.20, Section 7.24, and Section 7.27.

RECITALS

WHEREAS, the board of directors of Seller has declared it advisable and in the best interest of Seller and its sole shareholder, Holding Company, to sell substantially all of Seller’s assets and liabilities;

WHEREAS, the board of directors of Holding Company has declared it advisable and in the best interest of Holding Company and its shareholders for Seller to sell substantially all of its assets and transfer substantially all of its liabilities to Buyer;

WHEREAS, applicable state and/or federal regulations allow Seller to liquidate and dissolve after transferring substantially all of its assets and liabilities to Buyer;

WHEREAS, Buyer desires to acquire substantially all of the assets and assume substantially all of the liabilities of Seller; and

WHEREAS, following the consummation of the transactions contemplated by this Agreement, and subject to satisfaction of or other provision for all of its debts and other obligations, Seller will (i) wind up its business and surrender its banking charter, (ii) distribute its assets and assign its liabilities to Holding Company, and (iii) liquidate and dissolve.

NOW THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, the parties, intending to be bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms have the definitions indicated:

“Account Loans” are those savings account loans and NOW, checking and other transaction account lines of credit associated with Deposits which consist of (i) all account loans secured solely by Deposits, if any, and (ii) any overdraft, checking balances or checking account line of credit loan balances, if any.

“Accounting Standards” means GAAP (as hereinafter defined) as modified by applicable regulatory accounting principles (to the extent required in the preparation of the audited consolidated financial statements of Holding Company or Buyer, as applicable), and CECL for estimating allowances for credit losses and applied consistent with past practices.
“Accounts Receivable” means all accounts receivable reflected on Seller’s books and records as of the close of business on the Closing Date.
“Accrued Interest” on any Loans and Liquid Assets means interest that is accrued, whether or not credited, through the close of business on the Closing Date, and on Deposits, FHLB advances, Federal Reserve Bank borrowings and other borrowings of Seller (if any) means interest that is accrued, whether or not posted, through the close of business on the Closing Date.
“ACH” has the meaning assigned in Section 11.02.
“ACH Items” means automated clearing house debits and credits including social security payments, federal recurring payments, and other payments debited and/or credited to or from Deposit accounts pursuant to arrangements between the owner of the account and third party initiating the credits or debits.
“Acquisition Proposal” has the meaning assigned in Section 7.24.
“Affiliate” of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by, or under common control with that party.
“Allocation Methodology” has the meaning assigned in Section 3.11.
“Allocation Review Period” has the meaning assigned in Section 3.11.
“Allocation Schedule” has the meaning assigned in Section 3.11.
“Allowance” means the specific and general reserves applicable to the Loans as determined by Seller in accordance with the Accounting Standards. Any specific Allowance as of September 30, 2023, with respect to any Loan or category of Loans, is set forth on the Allowance for Loan and Lease Summary set forth in Section 1.01(a) of the Disclosure Schedule.
“Annuity Contracts” means the annuity agreements, as amended, and the related annuities owned by Seller to fund Seller’s obligations pursuant to its Employee Benefit Plans. Each Annuity Contract is set forth in Section 1.01(b) of the Disclosure Schedule.

“Annuity Contracts Trust” means the Rabbi Trust created pursuant to that certain Rabbi Trust Agreement for the First Financial Northwest Bank Supplemental Executive Retirement Plans (LINQS+ Funded), dated as of February 20, 2020, by and between Seller and Bankers Trust Company.

“Articles” has the meaning assigned in Section 5.02.

“Assets” means all assets of Seller including tangible and Intangible Assets, the Liquid Assets, Intellectual Property, Seller Real Estate, Leasehold Interests, OREO, Fixed Assets, the Loans, the Loan Documents, the Accounts Receivable, BOLI, the Contracts, Cash on Hand, the Records, the Safe Deposit Boxes, the Bank Accounts, the Prepaid Expenses, the Interim Income, the Other Assets, the Routing, Telephone Numbers, supplies, inventory, and repossessed collateral, but specifically excluding the Excluded Assets.
“Assignment and Assumption Agreement” has the meaning assigned in Section 2.02(a).
“Auto Receivable” means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile, light-duty vehicle, all-terrain vehicle, boat, or motorcycle.
“Bank Accounts” means all of Seller’s demand deposit accounts including those for payroll and cashier’s checks, but excluding the Seller Designated Bank Account.
“Bill of Sale and Assignment” has the meaning assigned in Section 3.02.
“BOLI” means Bank Owned Life Insurance.
“Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a federal holiday generally recognized by Washington commercial banks.
“Business Loan” means a term or revolving Loan to a commercial enterprise secured by personal property, real property, accounts receivable, or a mixture of real and personal property, or unsecured term or revolving Loan to a commercial enterprise, including any Loan made in connection with the Small Business Administration’s loan guaranty program.
“Buyer” has the meaning assigned in the first paragraph of this Agreement.
“Buyer Fee” has the meaning assigned in Section 10.03.
“Buyer Schedule” has the meaning assigned in the first paragraph of ARTICLE VI.
“Buyer Stay Bonuses” has the meaning assigned in Section 8.01(f).
“Buyer Stay Bonus Agreements” has the meaning assigned in Section 8.01(f).
“Buyer’s Employee Benefit Plans” has the meaning assigned in Section 8.01(g).
“Call Reports” has the meaning assigned in Section 5.03.
“Cash on Hand” means all petty cash, vault cash, ATM cash and teller cash located at any branch of the Seller, in an ATM controlled by Seller, or otherwise in transit to or from a branch of the Seller.

“Cause” means any of the following: (a) an employee’s refusal to substantially perform the employee’s material duties or carry out the lawful instructions of Buyer (other than as a result of total or partial incapacity due to physical or mental illness); (b) the conclusive finding of an employee’s fraud or embezzlement of Buyer’s property; (c) an employee’s material dishonesty in the performance of his or her duties resulting in significant harm to Buyer; (d) an employee’s conviction of a felony under the laws of the United States or any state thereof or, where applicable, any equivalent offence (including a crime subject to a custodial sentence of one year or more) under the laws of the applicable jurisdiction; or (e) an employee’s gross misconduct in connection with the employee’s duties to Buyer which could reasonably be expected to be materially injurious to Buyer.
“CECL” means Current Expected Credit Losses Accounting Methodology.
“Closing” and “Closing Date” have the meanings assigned to them in Section 4.01 of the Agreement. “Closing Balance Sheet” has the meaning assigned in Section 2.03(c).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Account” means any account domiciled at one of Seller’s offices through which Seller accepts payments or deposits for credit or deposit to another account domiciled at a different office of Seller.
“Commercial Mortgage Loan” means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.
“Construction Loan” means a Loan, the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.

“Contracts” means the service and maintenance agreements, leases of personal and real property, and any other agreements, licenses and permits to which Seller is a party (including contracts relating to the Safe Deposit Boxes); provided, however, that, for purposes of clarification only, such contracts shall not include the Excluded Contracts. All Excluded Contracts shall be retained by Seller and Buyer assumes no responsibility or liability with respect thereto.

“Core Deposits” means the sum of the following items in Schedule RC-E in FFIEC 051 Call Report (or such successor items as may be reflected on updates to such report form) (i) Deposit or Deposits of Persons classified in Transaction Accounts (item 1, column A, RCONB549); and (ii) certificates of deposit (CDs) (Memorandum items M.2.b. RCON6648 and M.2.c. RCONJ473), money market Deposits and other savings Deposits (Memorandum items M.2.a.1, RCON 6810 and M.2.a.2, RCON 0352), that are, in each case, not (i) brokered accounts (i.e. Deposits accepted through a “deposit broker” as defined in Section 29 of the Federal Deposit Insurance Act (FDI Act)), (ii) institutional funds, (iii) public funds (i.e. Deposits associated with a public body, including but not limited to any municipal, county, state or federal government); or (iv) wholesale Deposits.

“Core Deposits Amount” means the thirty-day average of the Core Deposits of Seller calculated using a consecutive thirty day period.

“Core Deposits Basis” means the Core Deposits of Seller set forth on Section 5.15(b) of the Disclosure Schedule.

“Core Deposits Outflow” means an amount, which shall not be less than zero, calculated by subtracting the Core Deposits Amount from the Core Deposits Basis.

“Core Deposits Outflow Overage” means an amount, which shall not be less than zero, calculated by subtracting (a) the product of the amount of the Core Deposits Basis and Core Deposits Outflow Threshold 1 from (b) the Core Deposits Outflow, calculated using the Core Deposits Amount of Seller as of five (5) days prior to the Closing Date.

“Core Deposits Outflow Percentage” means the Core Deposits Outflow, calculated as a percentage of the Core Deposit Basis.

“Core Deposits Outflow Reduction” means an amount equal to three percent (3%) of the Core Deposits Outflow Overage.

“Core Deposits Outflow Threshold 1” means an amount equal to 5.00%.

“Core Deposits Outflow Threshold 2” means an amount equal to 10.00%.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19.
“COVID-19 Loan” means a loan issued in connection with a COVID-19 Measure, including any PPP Loan, any “Economic Stabilization Fund” loan, any “Provider Relief Fund” loan, any U.S. Department of Health & Human Services loan, any loan issued under the United States Federal Reserve’s Mainstreet Lending Program, or any other similar loan.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”).
“Deposit” or “Deposits” means a deposit or deposits as defined in Section 3(l)(1) of the Federal Deposit Insurance Act (“FDIA”) as amended, 12 U.S.C. Section 1813(l)(1), including without limitation the aggregate balances of all savings accounts with positive balances, accounts accessible by negotiable orders of withdrawal (“NOW” accounts), other demand instruments, Retirement Accounts, and all other accounts and deposits, together with Accrued Interest thereon, if any.
“Disclosure Schedule” has the meaning assigned in the first paragraph of Article V.

“Effective Date” has the meaning assigned in the first paragraph of this Agreement.
“Effective Time” has the meaning assigned in Section 4.01.
“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program, whether or not subject to ERISA, and any other plans, programs, policies, agreements or arrangements that provide compensation or benefits to any present or former employee, officer, director, or partner (or any dependent or beneficiary thereof) of Seller, and (i) that is sponsored or maintained by Seller, (ii) to which Seller is a party, or (iii) with respect to which Seller has any liability, including, without limitation, any bonus, incentive, deferred compensation, pension, profit-sharing, retirement, vacation, equity or equity-based, severance, termination, employment, change of control, retention, health, retiree health or welfare, life disability accident or other insurance, or other fringe benefit plan, program, policy, agreement or arrangement.
“Employee Pension Benefit Plan” means as defined in ERISA Section 3(2).
“Employee Welfare Benefit Plan” means as defined in ERISA Section 3(1).
“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases, and other restrictions of any kind whatsoever.
“Environmental Laws” has the meaning assigned in Section 5.20(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Assets” has the meaning assigned in Section 2.01(b).
“Excluded Contracts” are (1) any Employee Benefit Plan other than the Split Dollar Arrangements, (2) any employment or change in control agreements to which the Seller is a party, including deferred compensation or supplemental retirement agreements to which Seller is a party, and (3) the Contracts set forth on Section 1.01(c) to the Disclosure Schedule.
“Excluded Liabilities” has the meaning assigned in Section 2.02(f).
“Excluded Loans” means Loans that the Buyer is incapable to service pursuant to applicable law or regulation set forth on Section 5.07(j) of the Disclosure Schedule.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Bank” means the Federal Reserve Bank of San Francisco.

“FFIEC” means the Federal Financial Institutions Examination Council.
“FHLB” means the Federal Home Loan Bank of Des Moines.
“Fixed Assets” means all furniture, equipment, PC’s, servers, phone systems, computer wiring, trade fixtures, ATMs, office supplies, sales material, Deposit account forms, Loan forms and all other forms and similar items used in connection with the Seller’s banking business, and all other tangible personal property owned or leased by Seller, located in or upon the Seller Real Estate or Leasehold Interests, or used in the Seller’s business, and.
“Former Seller Employee” has the meaning assigned in Section 8.01(g).
“FRB” means the Board of Governors of the Federal Reserve System.
“Funded Liquidation Accounts” has the meaning assigned in Section 7.27.
“GAAP” means generally accepted accounting principles consistently applied by Seller.
“General Exceptions” has the meaning assigned in Section 5.01(a).
“Governmental Authority” means the Regulators, any court, and any other administrative agency or commission or other federal, state or local governmental authority or instrumentality.
“Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any person.
“Holding Company” has the meaning assigned in the first paragraph of this Agreement.
“Holding Company Financial Statements” has the meaning assigned in Section 5.03.
“Home Equity Loan” means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage with a junior priority on the applicable Mortgaged Property.
“Independent Accounting Firm” has the meaning assigned in Section 2.03(c).

“Intellectual Property” means all trademarks, trade names, service marks, patents, copyrights, logos and other intellectual property, IP addresses, website domain rights, whether registered, the subject of an application for registration, or unregistered, that are owned by Seller or Holding Company or licensed by Seller from a third party.

“Interim Income” means the net income generated by the Seller from the Effective Date through the Closing Date.

“IRA” means an Individual Retirement Account.
“IRS” means the Internal Revenue Service.
“Intangible Assets” shall mean goodwill and any other intangible assets.
“Knowledge” with respect to either party means the to the Knowledge of the party’s executive officers set forth on Section 1.01(d) of the Disclosure Schedule. An individual identified on Section 1.01(d) of the Disclosure Schedule will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual in such capacity could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry under the circumstances concerning the existence of such fact or other matter.
“Law” means any federal, state, or local statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.
“Leasehold Interests” has the meaning assigned in Section 3.01.
“Liabilities” has the meaning assigned in Section 2.02 hereof.
“Limited Warranty Deed” has meaning assigned in Section 3.01.
“Liquid Assets” means all bonds and other investment securities (including FHLB stock) owned by Seller, together with Accrued Interest thereon, if any, and including any amounts due to or from brokers or custodians.
“Liquidation Account Participants” has the meaning set forth in the definition of Liquidation Accounts.
“Liquidation Account Value” has the meaning set forth in Section 7.27.

“Liquidation Accounts” means the inchoate interest of certain of Seller’s depositors who were members of Seller prior to its conversion to stock form (“Liquidation Account Participants”) to receive distributions upon the liquidation of Seller pursuant to applicable Law.

“Loan Debtor” and “Loan Debtors” means an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.

“Loan Documents” means, with respect to each Loan, the constituent documents relating thereto, including the loan application, appraisal report, title insurance policy, promissory note, mortgage, deed of trust, loan agreement, loan participation agreement, security agreement, guarantee, if any, and workout or forbearance agreement, and other information contained in the Loan file.
“Loan” and “Loans” means all the loans owned by Seller, each of which is either an Account Loan, a Construction Loan, a Residential Mortgage Loan, a Home Equity Loan, a Commercial Mortgage Loan, an Auto Receivable, a Business Loan or an Unsecured Loan, net of the Allowance maintained by Seller with respect to the Loans, any deferred fees or costs with respect to the Loans, including any unposted or in transit loan credits or debits, and all retained rights of Seller to service previously originated and sold Loans, including any Loans that have been charged off in full against the Allowance prior to the Closing Date. For purposes of this Agreement, Loans shall include any loans in which Seller has sold a participation interest to another third party, as well as participation interests owned by Seller in connection with loans originated by another lender.
“Loan Sale Deadline” the date that is thirty (30) days after the Closing Date.
“Material Adverse Effect” means any change, event or effect, including pending or anticipated litigation, that is both material and adverse to (x) the financial condition, results of operation, assets or business of Seller or Buyer, as applicable, or (y) the ability of Seller, Holding Company or Buyer, as applicable, to perform its respective obligations under this Agreement, other than (i) the effects of any change attributable to or resulting from changes in political, economic or market conditions, Laws, or accounting guidelines applicable to depository institutions generally or in general levels of interest rates, (ii) changes or proposed changes after the date hereof in applicable Law, (iii) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (iv) changes or proposed changes after the date hereof in Accounting Standards or authoritative interpretation thereof, (v) Seller employee departures after announcement of this Agreement or failure of Seller employees to accept employment with Buyer, (vi) the issuance or compliance with any directive or order of any Regulator, (vii) the impact of any epidemics, pandemics, disease outbreaks or other public health emergencies including, without limitation, COVID-19 or COVID-19 Measures, (viii) actions or omissions taken by Seller or Buyer, as applicable, pursuant to this Agreement or any action taken by Seller with Buyer’s consent or any failure by Seller to take any action prohibited by this Agreement without Buyer’s consent because Buyer withheld, delayed or conditioned such consent, and (ix) the incurrence or effects of Transaction Expenses.
“Material Contracts” are contracts, that are not Excluded Contracts, and have a remaining term of more than twelve (12) months as of the Effective Date (and cannot be terminated with 60 days’ notice or less) and will require payment by Seller of more than One Hundred Thousand Dollars ($100,000) in a twelve (12) month period, or are for a lease of real property. A list of Material Contracts is set forth on Section 5.16(d)(iv) of the Disclosure Schedule.

“Mortgage” means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan.
“Mortgaged Property” means real property encumbered by a Mortgage.
“Multiemployer Plan” means as defined in ERISA Section 3(37).
“NCUA” means the National Credit Union Administration.
“Non-Solicitation Agreements” has the meaning assigned in Section 9.02(d)(15).
“Notice of Dispute” has the meaning assigned in Section 2.03(c)(2).
“Ordinary Course of Business” shall include any action taken by a person if such action is consistent with the past practices of such person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such person; provided, that, Ordinary Course of Business shall include and take into account the commercially reasonable efforts taken by a person prior to the date of this Agreement in response to the COVID-19 Pandemic and COVID-19 Measures.
“OREO” means other real estate owned, as such real estate is classified on the books of Seller, as identified in Section 1.01(e) of the Disclosure Schedule (which shall be updated as of the Closing Date prior to Closing).
“Other Assets” means all assets of Seller at the close of business on the Closing Date not otherwise enumerated herein other than the Excluded Assets.
“Other Liabilities” means, except for the Excluded Liabilities, all obligations and liabilities of Seller, and all claims, demands, and causes of action against Seller, in each case whether or not known, whether liquidated or unliquidated, whether absolute or contingent, whether asserted or unasserted, and including but not limited to trailing liabilities associated with any Contracts or secondary market relationships.
“Permitted Encumbrances” means (i) with respect to real estate, liens for taxes that are not yet due and payable, easements and rights-of-way for utility companies, other restrictions that are immaterial and do not adversely affect the use of such real estate and the rights of lessors and tenants under real estate leases, and (ii) with respect to the Assets of Seller (other than real estate), liens for taxes that are not yet due and payable, Encumbrances including those reflected in financial statements or notes thereto contained therein or referenced in Call Reports (such as liens for FHLB advances and Federal Reserve Bank borrowings, liens to secure public Deposits), and the rights of counterparties under the Contracts.

“Personal Information” means all personal, sensitive, or confidential information or data (whether data or information of Seller or Holding Company, their customers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by Seller or Holding Company (or is otherwise related to Seller).

“Pre-Closing Tax Period” has the meaning assigned in Section 5.17(b).

“Prepaid Expenses” means the prepaid expenses recorded or reflected on the books of Seller at the close of business on the Closing Date including, without limitation, prepaid FDIC deposit premiums relating to the Deposits.
“Prevailing Party” means if a final resolution of an action provides the requesting party with relief in an amount which is greater than fifty percent (50%) of such requesting party’s claim.
“Purchase Price” has the meaning assigned in Section 2.03(a).
“Records” means (i) all open records and original documents relating to the Assets, Loans, Collection Accounts, Safe Deposit Boxes, the Bank Accounts, the Other Assets, or the Deposits; and (ii) an account history of all accounts related to Deposits, Loans, Cash on Hand, Liquid Assets, the Bank Accounts, and Safe Deposit Boxes. Records include signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Retirement Account agreements, Safe Deposit Box records, and computer records/data.
“Recurring Debit” means payments made directly from a Deposit account to a third party on a regularly scheduled basis pursuant to arrangements between the owner of the account and the third party receiving the payments directly.
“Regulators” means the FDIC, FRB, NCUA, the Securities and Exchange Commission, the Washington State Division of Credit Unions and the WDFI, as applicable.
“Remediation Costs” means all after-tax costs and expenses incurred by Seller, or estimated to be incurred by Seller to remediate or correct an Environmental Problem in accordance with the requirements of applicable Law, including restoration of the property at issue to its condition prior to the required remediation and correction (i.e. restoring pavement, landscaping, fencing, etc.); provided, that, Remediation Costs shall specifically exclude any and all costs or expenses to remediate or correct an Environmental Problem that are directly paid or reimbursed to Seller, or reasonably expected to be reimbursed based upon written correspondence from the reimbursing party, by (i) any Governmental Authority, (ii) any environmental remediation fund established, managed, funded or overseen by any Governmental Authority, or (iii) any other third party, including without limitation, any insurer.
“Residential Mortgage Loan” means a Loan secured by a Mortgage on one-to four-unit residential real estate.
“Retained Cash” means Cash to be retained by Seller in the Seller Designated Bank Account at and after Closing in the amount of $150,000.00.
“Retirement Account Transfer Agreement” has the meaning assigned in Section 3.10.

“Retirement Accounts” means any Deposit account, generally known as IRAs, maintained by a customer for the stated purpose of the accumulation of funds to be drawn upon at retirement.
“Return Items” has the meaning assigned in Section 5.15(b)(1).
“Routing, Telephone Numbers, and Email Addresses” means (i) the routing number 325170877 of the Seller used in connection with Deposits, (ii) upon approval from the FRB of the transfer of this number to Buyer under the name Global Federal Credit Union, and the telephone and facsimile numbers associated with Seller, and (iii) the use and access to all email addresses and email accounts held by Seller.
“Safe Deposit Boxes” means all right, title and interest of Seller in and to any safe deposit business conducted by the Seller as of the close of business on the Closing Date.
“SBA” means the Small Business Administration.
“SEC Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed by Holding Company with the Securities and Exchange Commission pursuant to federal securities Laws after January 1, 2020.
“Securities Claims” means any claim threatened or brought against Holding Company or Seller by or on behalf of any shareholder of Holding Company in connection with the Transactions.
“Seller” has the meaning assigned in the introductory paragraph of this Agreement.
“Seller Designated Bank Account” means that certain bank account selected by and designated by Seller in payment and wire instructions delivered to Buyer no less than three (3) Business Days prior to the Closing Date solely created for the purpose of depositing the Closing payment pursuant to Section 4.02 of this Agreement.
“Seller Real Estate” means the real estate, buildings and fixtures owned by Seller, including, for the avoidance of doubt, OREO.
“Seller Stay Bonuses” has the meaning assigned in Section 8.01(f).
“Seller Stay Bonuses Cap” means $980,000.00.
“Seller’s Qualified Plans” has the meaning assigned in Section 8.03.
“SOP” has the meaning assigned in Section 5.10(a).
“Specified Contracts” has the meaning assigned in Section 5.16.
“Split Dollar Arrangements” means the joint beneficiary agreements set forth in Section 1.01(f) of the Disclosure Schedule.

“Superior Proposal” has the meaning assigned in Section 10.01(d).
“Tail” has the meaning assigned in Section 8.05(a).
“Taxpayer Information” has the meaning assigned in Section 11.08.
“Termination Date” has the meaning set forth in Section 10.01(c).
“TIN” means Taxpayer Identification Number.
“Transaction Documents” means this Agreement, the Bill of Sale, and Assignment the Assignment and Assumption Agreement, the Assignment and Assumption of Leases, the Retirement Account Transfer Agreement, the Limited Power of Attorney, the deeds, and the other agreements, instruments and documents required to be delivered at the Closing.
“Transaction Expenses” means (i) all of the reasonable, documented, out-of-pocket fees and expenses incurred by Seller and Holding Company in connection with the negotiation and documentation of this Agreement and consummation of the Transactions, including all reasonable, documented, out-of-pocket fees, expenses, disbursements and other similar amounts paid to attorneys, financial advisors, advisors or accountants (including any brokers’ fees), (ii) all change of control, termination, phantom equity or similar payments due by Seller to any person under any plan, agreement or arrangement of Seller other than the Split Dollar Arrangements, which obligation, in each case, is payable or becomes due as a result of the consummation of any of the Transactions or a termination of service in connection with or following a “change in control” of Seller, including all payroll and other taxes that are payable by Seller in connection with the payment of such liability; (iii) Seller Stay Bonuses; (iv) the costs and expenses incurred or to be paid by Seller in connection with the transfer or conveyance of the Assets to Buyer, including governmental charges and assessments; (v) the costs and expenses incurred by Seller and Holding Company in connection with the regulatory and shareholder approval processes related to the Transactions; (vi) Reserved, (vii) the trailing liabilities and obligations including termination fees associated with any Contracts or secondary market relationships terminated (or which a notice of termination is sent by Seller) on or prior to the Closing Date. An estimate of the Transaction Expenses, as determined in good faith by Seller as of the date of this Agreement, is set forth on Section 2.03(d) of the Disclosure Schedule.
“Transactions” means the purchase and transfer of the Assets and assumption of the Liabilities contemplated by Article II and Article III, the dissolution and liquidation of Seller and the distribution of its assets to Holding Company (through one or more steps as may be determined by Seller and Holding Company), and the consummation of the other transactions contemplated by this Agreement and the documents, agreements, schedules and exhibits to be delivered or to be filed in connection with this Agreement.
“Unfunded Commitment” means the commitment of Seller to fund additional advances under any Loan, or under any new unfunded Loan commitment on and after the Closing Date.
“Unsecured Loan” means a loan which is not secured by assets of the Loan Debtor or Loan Debtors or any third party.

“Voting Agreements” has the meaning assigned in Section 9.02(d)(16).
“WDFI” means Washington Department of Financial Institutions.
“Withholding Obligations” has the meaning assigned in Section 11.03.
“Wrongful Acts” means any intentional misrepresentation, fraud or other willful misconduct.

Section 1.02           Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Disclosure Schedule references are to the Articles, Sections, Exhibits and Disclosure Schedule of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting persons shall include individuals, corporations, partnerships and other entities and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
TERMS OF PURCHASE AND SALE

Section 2.01           Assets.

(a)            Purchase and Sale. At the Closing and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, and transfer to Buyer and Buyer shall purchase and acquire from Seller all of Seller’s right, title, and interest in and to the Assets (other than the Excluded Assets) free of all Encumbrances other than Permitted Encumbrances.

(b)            Excluded Assets. It is understood and agreed that Seller shall retain, and Buyer shall not acquire, any right or interest in any of the following assets of Seller (the “Excluded Assets”): (i) deferred tax assets on the financial books and records of Seller, (ii) the Seller Designated Bank Account, and Retained Cash, (iii) all tax refunds, if any, related to pre-Closing tax periods, (iv) claims, demands, and causes of action by Seller against directors, officers and employees of Seller relating to their acts or omissions occurring on or prior to the Closing Date, (v) all books and records related to Seller’s taxes and the books and records of Seller, if any, that are not permitted by Law to be transferred to Buyer, (vi) all net deferred tax assets, (vii) Prepaid Expenses that cannot be assigned by Seller to Buyer, (viii) the Annuity Contracts Trust, including all assets held by the Annuity Contracts Trust, including the Annuity Contracts, (ix) any Employee Benefit Plan maintained, administered or contributed to, or participated in by Seller other than the Split Dollar Arrangements and BOLI supporting the Split Dollar Arrangements, and (x) the assets of Seller set forth on Schedule 2.01(b) of the Disclosure Schedule. For the avoidance of doubt, all Excluded Contracts shall be retained by Seller and Buyer shall not acquire any right or interest with respect to the Excluded Contracts and assumes no responsibility or liability with respect thereto.

Section 2.02           Liabilities. Subject to the terms and conditions of this Agreement, Buyer, on the Closing Date, shall assume and agree to pay, discharge and perform when lawfully due, all obligations, debts, and liabilities of Seller, other than the Excluded Liabilities, known or unknown, contingent or otherwise, including, without limitation, the following (all of which are collectively referred to herein as the “Liabilities”):

(a)            Deposits and Contracts. Each liability for the payment and performance of Seller’s obligations on the Deposits and the Contracts in accordance with the terms of such Deposits and Contracts in effect on the Closing Date, pursuant to the form of Assignment and Assumption Agreement attached hereto as Exhibit A (the “Assignment and Assumption Agreement”);

(b)            Assumption of Loans. All obligations and duties of Seller under and pursuant to the Loan Documents as of the Closing Date, including, without limitation, the obligation to fund Unfunded Commitments, pursuant to the Assignment and Assumption Agreement;

(c)            FHLB Advances and Federal Reserve Bank Borrowings. All obligations of Seller relating to advances from the FHLB and borrowings from the Federal Reserve Bank, pursuant to the Assignment and Assumption Agreement; and

(d)            Other Liabilities. All obligations of Seller with respect to the Other Liabilities, pursuant to the Assignment and Assumption Agreement.

(e)            Reserved.

(f)            Excluded Liabilities. It is understood and agreed that Buyer shall not assume or be liable for (i) any Transaction Expenses that remain unpaid or are incurred by Seller or Holding Company following Closing, (ii) third party costs and expenses incurred by Seller relating to the negotiation or consummation of the Transactions (including the winding-up, liquidation and dissolution or Seller) and the preparation and filing of Seller’s final income tax returns, including without limitation, fees and expenses of counsel, accountants or investment bankers, (iii) any federal, state, county or local taxes of Seller (including any liability under Section 280G or 4999 of the Code), (iv) any liabilities of Seller for federal, state, county or local income taxes on the Purchase Price, (v) any liability or obligation of Seller under the Excluded Contracts, (vi) any liabilities under any Employee Benefit Plan maintained, administered or contributed to by Seller other than liabilities and obligations under the Split Dollar Arrangements, (vii) any liabilities related to accrued vacation or paid time off owing to employees, independent contractors or other persons, including Former Seller Employees, which Seller shall be permitted to payout prior to Closing, (viii) any liability relating to any Wrongful Acts of Seller or Holding Company, (ix) any liabilities related to or arising out of the Excluded Assets; or (x) any liabilities related to Securities Claims (collectively, the “Excluded Liabilities”). Notwithstanding the foregoing, the parties elect the “alternate procedure” pursuant to IRS Revenue Procedure 2004-53, 2004-2 C.B. 320, and agree that Buyer shall be considered a “successor employer” for employment Tax purposes and that Buyer shall assume responsibility for filing all employment Tax Returns (including for any activity in “pre-Closing” periods) for the year in which the Closing occurs; and

(g)            Other Debt Obligations or Liabilities Assumed. It is understood and agreed that, except for the Excluded Liabilities, Buyer shall assume and be liable for all Liabilities, including, but not limited to, any and all of the debts, obligations, liabilities of, and claims, demands and causes of action against, Seller of any kind and nature whatsoever.

Section 2.03           Purchase Price; Adjustments to Purchase Price.

(a)            Purchase Price. In consideration for the Assets (other than the Excluded Assets) acquired by the Buyer pursuant to this Agreement, Buyer shall assume all of the Liabilities (other than the Excluded Liabilities) and pay in cash in immediately available funds to Seller at Closing an amount equal to Two Hundred Thirty-One Million Two Hundred Thousand and 00/100 Dollars ($231,200,000.00), subject to the adjustments set forth in Section 2.03(b), as applicable (as adjusted, the “Purchase Price”). In addition to the Purchase Price, Seller shall retain the amount of cash set forth in the definition of Retained Cash. Without limiting the foregoing, the Purchase Price will not be adjusted as the result of the implication of Taxes asserted against the Purchase Price, whether realized by Seller or Holding Company. Prior to Closing, Seller shall provide Buyer with a statement setting forth Seller’s good faith calculation of the Purchase Price to be paid by Buyer at Closing, including a calculation of each of the adjustments set forth in Section 2.03(b) (the “Settlement Statement”). In the event that Buyer disagrees with Seller’s calculations in the Settlement Statement, the parties will cooperate in good faith to agree upon a revised Settlement Statement. In the event that the parties are not able to agree upon a revised Settlement Statement, then the calculation of the Settlement Statement shall be submitted to an Independent Accounting Firm in accordance with the procedures set forth in Section 2.03(c)(3) and the Closing Date shall be postponed until such time as the parties agree upon a revised Settlement Statement.

(b)            Adjustments to Purchase Price.

(1)            In the event that the Seller declares a distribution or dividend of net income (a “Dividend”) realized by the Seller during the period commencing from the Effective Date through the Closing Date (“Prohibited Dividend Period”), the Purchase Price shall be reduced on a dollar for dollar basis by an amount equal to the amount of such Dividends made by the Seller to the Holding Company during the Prohibited Dividend Period; provided, however, no such reduction shall be made for any declaration or distribution of a Dividend made by Seller during the first calendar quarter of 2024 with respect to an amount equal to up to 50% of Seller’s good faith calculation of its net income for the period beginning October 1, 2023 and ending December 31, 2023.

(2)            Upon the occurrence of an Environmental Problem as determined in Section 7.10, the Purchase Price will be reduced, from dollar one, by the amount of the Remediation Costs.

(3)            The Purchase Price will be reduced by the amount of the Section 7.10 Remediation; provided, however, that such reduction shall not be in duplication of any deductions for Remediation Costs under Section 2.03(b)(2).

(4)            The Purchase Price shall be reduced on a dollar for dollar basis by an amount equal to any positive difference between (i) the actual aggregate amount of Seller Stay Bonuses paid to employees of Seller by Seller prior to Closing; and (ii) the Seller Stay Bonuses Cap.

(5)            If the Core Deposits Outflow Percentage is equal to or greater than Core Deposits Outflow Threshold 2, then the Purchase Price shall be reduced by an amount equal to the Core Deposit Outflow Reduction; provided, however, that the amount of the reduction of the Purchase Price pursuant to this Section 2.03(b)(4) shall not exceed $3,000,000.00.

(6)            In addition to the adjustments set forth in this Section 2.03(b), the Purchase Price is subject to the adjustments set forth in Section 7.26(c) and Section 8.03(b).

(c)            Closing Balance Sheet.

(1)            Ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer (i) a balance sheet for Seller, as of the last day of the month prior to the Closing Date, reflecting Seller’s good faith estimate of the accounts of Seller to be transferred to Buyer as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by Seller from the Effective Date through and including the Closing Date), prepared in conformity with past practices and policies of Seller and in accordance with the Accounting Standards (the “Closing Balance Sheet”). The Closing Balance Sheet shall also include (i) Seller’s calculation of Dividends, (ii) Seller’s calculation of the Transaction Expenses; and (iii) the Excluded Loan Calculation.

(2)            If Buyer does not dispute the Closing Balance Sheet as provided by Seller pursuant to Section 2.03(d)(d)(1) within five (5) Business Days after receipt thereof, the Closing Balance Sheet as determined by Seller shall be final and binding on the parties. If Buyer disputes the Closing Balance Sheet, then Buyer shall provide written notice to Seller of said dispute within such five (5) Business Day period (a “Notice of Dispute”).

(3)            If the Buyer delivers a Notice of Dispute in accordance Section 2.03(c)(2), Buyer and Seller shall, during the five (5) Business days after Seller’s receipt of the Notice of Dispute, seek in good faith to resolve in writing any differences that they may have with respect to any matter set forth in the Notice of Dispute. At the end of such five (5) day resolution period, if a dispute remains, either the Buyer or the Seller may submit the matter to an independent accounting firm of national standing mutually agreed to by Seller and Buyer (the “Independent Accounting Firm”), provided, that, if Seller and Buyer cannot mutually agree on the selection of an independent accounting firm, then Seller and Buyer shall each select an independent accounting firm and the accounting firms selected by each of Seller and Buyer shall then mutually select an independent accounting firm of national standing that shall act as the Independent Accounting Firm for purposes of this Agreement. The Independent Accounting Firm shall then determine all disputed portions of the Closing Balance Sheet that were properly included in the Notice of Dispute. The Independent Accounting Firm may consider only those matters set forth in the Notice of Dispute. Time is of the essence for the selection of the Independent Accounting Firm and its determination of the disputed items.

(d)            If issues in dispute are submitted to an Independent Accounting Firm for resolution:

(1)            each of Buyer and Seller will promptly furnish to the Independent Accounting Firm such work papers and other documents and information relating to the matters set forth in the Notice of Dispute as the Independent Accounting Firm may request and are available to such party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination and to discuss the determination with the Independent Accounting Firm;

(2)            the determination by the Independent Accounting Firm shall be set forth in an adjustment certificate delivered to all parties by the Independent Accounting Firm, which will be final, binding and conclusive on the parties; and

(3)            Buyer and the Seller shall each pay half of the fees and expenses of the Independent Account Firm’s review.

(e)            Promptly following the receipt of all approvals from the Regulators necessary to consummate the Transactions contemplated by this Agreement, at Buyer’s request Seller shall either (i) pay all accrued and payable Transaction Expenses that are otherwise payable concurrently or after the Closing; or (ii) book, for accounting purposes, all unpaid Transaction Expenses on Seller’s ledger of accounts receivable and not on Seller’s income statement (i.e. Transaction Expenses shall not be a line item on Seller’s income statement).

ARTICLE III
TRANSFER OF ASSETS

Subject to the terms and conditions of this Agreement, on and as of the Closing Date, Seller shall assign, transfer, convey and deliver to Buyer all of the Assets, other than the Excluded Assets, as described in Section 3.01 through Section 3.10, and the parties agree to make certain allocations for tax purposes, as described in Section 3.11:

Section 3.01           Seller Real Estate and Leasehold Interests. Section 3.01 of the Disclosure Schedule sets forth a list of all Seller Real Estate and Leasehold Interests (as defined herein). All of Seller’s right, title and interest on the Closing Date in and to (i) the Seller Real Estate, together with all of Seller’s rights in and to all improvements thereon, and all easements associated therewith and (ii) real estate leasehold interests arising under lease agreements pertaining to any of Seller’s locations and used in the operation of Seller’s business (the “Leasehold Interests”). Seller shall cause (i) a Limited Warranty Deed substantively in the form of Exhibit B (the “Limited Warranty Deed”) and (ii) and assignment of the Leasehold Interests from Seller to Buyer and consented to by the lessor thereof, to be delivered to Buyer on the Closing Date with respect to the Seller Real Estate and Leasehold Interests, to effect such transfer. All Seller Real Estate shall be delivered to Buyer free and clear of all Encumbrances (except for Permitted Encumbrances).

Section 3.02           Fixed Assets.  Section 3.02 of the Disclosure Schedule sets forth a list of all Fixed Assets, including tangible personal property situated at all of Seller’s locations including furniture, fixtures, equipment, which list identifies each item of material personal property with reasonable particularity, indicating whether the item is owned or leased, and describes any Encumbrances thereon other than rights of lessors under leases and includes the depreciated book value of those Fixed Assets as of September 30, 2023. All of Seller’s right, title, and interest in and to the Fixed Assets, as of the close of business on the Closing Date, shall be assigned and transferred to Buyer free and clear of all Encumbrances other than Permitted Encumbrances. Seller shall cause a Bill of Sale and Assignment of such property in the form of Exhibit C to be delivered to Buyer on the Closing Date to effect such transfer (the “Bill of Sale and Assignment”). Seller hereby agrees that the personal property to be delivered on the Closing Date shall be substantially the same as the personal property set forth on Section 3.02 of the Disclosure Schedule, ordinary wear and tear excepted, provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets.

Section 3.03           Loans. Section 3.03 of the Disclosure Schedule sets forth a list of the Loans. All Loans (and related Loan Documents and Seller’s interest in the collateral associated therewith), as of the close of business on the Closing Date, as reflected on the books and records of Seller, including Accrued Interest thereon as of the close of business on the Closing Date, shall be assigned to Buyer by Seller pursuant to the Assignment and Assumption Agreement.

Section 3.04           Liquid Assets. All Liquid Assets, as of the close of business on the Closing Date, shall be assigned to Buyer by Seller pursuant to the Bill of Sale and Assignment as of the close of business on the Closing Date.

Section 3.05           Cash on Hand. All Cash on Hand and any cash located at other Seller locations including in ATM machines as of the close of business on the Closing Date, shall be transferred to Buyer by Seller pursuant to the Bill of Sale and Assignment.

Section 3.06           Records and Routing and Telephone Numbers, and Email Addresses. All Records related to the Assets transferred to or Liabilities assumed by Buyer hereunder and the Routing, Telephone Numbers, and Email Addresses as of the close of business on the Closing Date shall transfer to and be assumed by Buyer pursuant to the Bill of Sale and Assignment. Further, Seller shall transfer to Buyer all information related to its website domain and related hosting package, all social media accounts, customer email lists, and any marketing related materials, including all log-in credentials for each platform or online directory utilized by Seller for marketing and promotion.

Section 3.07           Contracts and Bank Accounts. All of Seller’s right, title and interest at the close of business on the Closing Date in and to the Contracts and Bank Accounts shall transfer to Buyer pursuant to the Assignment and Assumption Agreement, which for clarity does not include the Annuity Contracts, the Seller Designated Bank Account, Excluded Contracts, or Retained Cash.

Section 3.08           Accounts Receivable. All Accounts Receivable of Seller shall be transferred to Buyer pursuant to the Bill of Sale and Assignment.

Section 3.09           Safe Deposit Boxes and Other Assets. All of the Safe Deposit Boxes and Other Assets of Seller shall be transferred to Buyer pursuant to the Bill of Sale and Assignment.

Section 3.10           Retirement Accounts. With regard to each Retirement Account, all of Seller’s right, title and interest in and to the related plan or trustee arrangement, and in and to all assets held by Seller pursuant thereto, shall transfer to Buyer pursuant to a Retirement Account Transfer Agreement, a form of which is attached hereto as Exhibit D (the “Retirement Account Transfer Agreement”). Pursuant to the terms of the Retirement Account Transfer Agreement, Buyer agrees to assume all of the fiduciary and administrative relationships of Seller arising out of any Retirement Accounts assigned to Buyer pursuant to this Section 3.10, and with respect to such accounts, Buyer shall assume all of the obligations and duties of Seller as fiduciary and/or third party administrator and succeed to all such fiduciary and administrative relationships of Seller as fully and to the same extent as if Buyer had originally acquired, incurred or entered into such fiduciary relationships.

Section 3.11           Allocation. Buyer and Seller agree that the Purchase Price (and any other consideration hereunder that is required to be taken into account for income tax purposes) shall be allocated among the Assets in accordance with Sections 1060 of the Code and the allocation methodology agreed upon by the parties, which allocation methodology shall be consistent with the allocation methodology used to calculate the federal income tax consequences of Seller (the “Allocation Methodology”). Within thirty (30) days after the Purchase Price becomes final, Seller shall deliver to Buyer an allocation schedule setting out the allocation of the Purchase Price (and any other consideration hereunder that is required to be taken into account for federal income tax purposes) across the Assets (the “Allocation Schedule”) for the Buyer’s review and comment, which Allocation Schedule shall be prepared in accordance with the Allocation Methodology. Buyer shall review and provide comments with respect to such Allocation Schedule within thirty (30) days from delivery to Buyer (the “Allocation Review Period”). If Buyer does not submit comments within such Allocation Review Period, then Buyer will be deemed to have approved such Allocation Schedule as prepared by Seller. If Buyer delivers comments to Seller within such Allocation Review Period, Buyer and Seller shall use good faith efforts to resolve any dispute in connection with such comments. Seller shall make such changes to the draft Allocation Schedule as are mutually agreed by Buyer and Seller. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve any dispute within thirty (30) days after Seller’s receipt of Buyer’s comments, then such dispute shall be submitted to the Independent Accounting Firm for resolution. The Independent Accounting Firms’ judgment as to the disputed matter will be final, conclusive and binding on the parties; provided, however, that the Independent Accounting Firm shall be required to make its determination in a manner consistent with the Allocation Methodology. The fees and expenses billed by the Independent Accounting Firm shall be split equally between Buyer and Seller.

Section 3.12           Destruction of Property. Seller will give Buyer prompt written notice of (a) any fire or casualty on any of the Fixed Assets, and (b) any actual or threatened condemnation of all or any part of any of the Seller Real Estate or Leasehold Interests. As soon as practicable thereafter Seller shall provide information on the amount estimated to be necessary to repair or restore the Fixed Assets, Seller Real Estate or Leasehold Interests, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it will take to make such repairs and restoration. The rights and obligations of the Parties by reason of such damage or destruction shall be as follows:

(a)            Buyer, at Buyer’s option, may (i) take title to the Fixed Assets and Seller Real Estate, as applicable, subject to such damage or destruction, with Seller assigning to Buyer all Seller’s rights to proceeds of insurance carried by Seller and payable as a result of such damage or destruction, or (ii) request that Seller cause the repairs or replacement to be made, in which case Seller shall cause the repairs and replacements to be made and shall consult with Buyer with respect to such repairs and replacements; provided, however, that the Closing shall not be conditioned upon the completion of any such repairs and/or replacements.

ARTICLE IV
CLOSING

Section 4.01           Closing Date. Subject to the fulfillment or waiver of all the terms and conditions contained in Article IX, the consummation of the Transactions shall take place via the electronic exchange and release of signature pages (the “Closing”) to be held at a date and time mutually agreeable by the parties; provided, if the parties are unable to agree, the Closing shall be on the fifth (5th) Business Day or the first Friday (so long as it is a Business Day), whichever is later, immediately following the fulfillment or waiver of all the terms and conditions (other than those relating to Closing deliveries) contained in Article IX. The date on which the Closing is to be held is herein called the “Closing Date.” Notwithstanding the foregoing, the Closing Date shall not be less than sixty (60) days following the Excluded Loan Refinance Date (as defined in Section 7.26). The Closing shall be deemed to occur at 11:59 p.m. Pacific time on the Closing Date for all purposes (the “Effective Time”), and “the close of business on the Closing Date” will be deemed to be 5:00 p.m. Pacific time on the Closing Date.

Section 4.02           Closing Payment. The cash amounts owed to Seller by Buyer pursuant to Section 2.03(a) and Section 2.03(c) will be paid to Seller at the Seller Designated Bank Account by wire transfer of immediately available funds on the Closing Date.

Section 4.03           Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the documents set forth in Section 9.02(d), and on the Closing Date, Seller shall deliver possession of the Assets to Buyer.

Section 4.04           Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the documents set forth in Section 9.01(d).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND HOLDING COMPANY

On or prior to the date hereof, Seller has delivered to Buyer a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article V or to one or more of Seller’s or Holding Company’s covenants contained in Article VII. Except as otherwise specified herein, the reports provided with the Disclosure Schedule are prepared as of the date indicated thereon (which, to the extent specified herein, shall be updated as reasonably practical through the Closing Date).

Except as disclosed in the Disclosure Schedule, Seller and the Holding Company, as the case may be, represents and warrants to Buyer, as follows:

Section 5.01           Organization and Authority.

(a)            Seller is a state chartered commercial bank organized, validly existing, and in good standing (to the extent applicable) under the Laws of the State of Washington with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Seller of this Agreement is within its corporate power and has been duly authorized by all necessary corporate action on its part, subject to the approvals referred to in Section 5.02(iv). This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “General Exceptions”).

(b)            Holding Company is a corporation organized, validly existing, and in good standing under the Laws of the State of Washington with full power and authority to carry on its business as now being conducted and to own and operate the properties which it owns and/or operates. The execution, delivery, and performance by Holding Company of this Agreement is within its corporate power and has been duly authorized by all necessary corporate action on its part, subject to the approvals referred to in Section 5.02(iv). This Agreement has been duly executed and delivered by Holding Company and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 5.02           Conflicts; Consents; Defaults. Except as may be set forth on Section 5.02 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, Law, contract, instrument or commitment to which Seller is a party or by which it is bound, which breach or default would have a Material Adverse Effect on Seller, (ii) violate the charter (the “Articles”) or bylaws of Seller, (iii) require any consent, approval, authorization or filing under any Law, judgment, order, writ, decree permit, license, lease or agreement to which Seller is a party, or (iv) require the consent or approval of any other party to any Material Contract to which Seller is a party, in each case other than any required approvals of this Agreement and the Transactions by the shareholders of Holding Company and the Regulators.

Section 5.03           Financial Information. The Reports of Condition and Income (the “Call Reports”) of Seller as of June 30, 2023 and September 30, 2023 have been prepared in accordance with all applicable regulatory requirements and the information contained therein is complete and accurate in all material respects. Holding Company’s audited consolidated balance sheet as of December 31, 2022 and December 31, 2021, and the related audited consolidated statement of income, comprehensive income, stockholders’ equity, and cash flows for the applicable year then ended, together with the notes thereto (the “Holding Company Financial Statements”), contained in the SEC Reports, have been prepared in accordance with the Accounting Standards and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of Holding Company as of the dates and for the periods then ended.

Section 5.04           Absence of Changes. Except as set forth on Section 5.04 of the Disclosure Schedule, no events or transactions have occurred since December 31, 2022 which have resulted in a Material Adverse Effect on Seller. In the case of clauses (i), (ii), (iii), (iv), and (vii) of the definition of Material Adverse Effect, such matters shall be taken into account in determining whether a Material Adverse Effect has occurred only to the extent that such conditions, events, changes, crisis, matters and disasters, as applicable, disproportionately impacts Seller as compared to other industry participants in the industry in which Seller operates.

Section 5.05           Title to Real Estate. Except as set forth on Section 5.05 of the Disclosure Schedule, (i) Seller has good, marketable and insurable title, free and clear of all Encumbrances (except Permitted Encumbrances) to the Seller Real Estate and (ii) Seller has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leasehold Interests for the full term of the lease thereof. To the knowledge of Seller, except as set forth on Section 5.05 of the Disclosure Schedule:

(a)            the Seller Real Estate and Leasehold Interests comply in all material respects with all applicable private agreements, zoning requirements and other Laws relating thereto, and there are no condemnation proceedings pending or threatened with respect to the Real Estate or Leasehold Interests. Each parcel of Seller Real Estate and fixtures located thereon, and the Leasehold Interests are in good operating condition and repair, subject to normal wear and tear, has no material defects and is in suitable condition for its current use by Seller.

(b)            there is no option to purchase, right of first offer, right of first refusal or other provision granting any person any right to acquire any Seller Real Estate.

(c)            all certificates of occupancy and all other material permits, consents and certificates required by all Governmental Authorities for Seller to operate at the Seller Real Estate and the Leasehold Interests have been issued and paid for, and are in full force and effect; there are no agreements, consent orders, decrees, judgments, licenses, permits, conditions or other directives, issued by a Governmental Authority which requires any change in the present use or operations of Seller at the Seller Real Estate.

(d)            there are no defects in the buildings, improvements and structures and fixtures located on or at the Seller Real Estate or Leasehold Interests which would materially impair or impact the conduct of the business by Buyer immediately following the Closing Date. The mechanical, electrical, plumbing, HVAC and other systems servicing the Seller Real Estate and Leasehold Interests are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which could reasonably be expected to materially impair or impact the conduct of the Ordinary Course of Business immediately following the Closing Date.

(e)            all utilities currently servicing the Seller Real Estate and Leasehold Interests are installed, connected and operating, with all charges due and owing paid in full. The Seller Real Estate and Leasehold Interests are served by all utilities reasonably required to operate the business in accordance with past practices and there are no inadequacies in any material respect with respect to such utilities, and no fact or condition exists which would result in the termination of or unduly burdensome restriction on the future access from the Seller Real Estate or Leasehold Interests to any presently existing highways or roads adjoining or situated on the Seller Real Estate, Leasehold Interests or to any sewer or other utility facility servicing, adjoining or situated on the Seller Real Estate or Leasehold Interests.

Section 5.06           Title to Assets Other Than Real Estate. Except as set forth on Section 5.06 of the Disclosure Schedule, Seller is the lawful owner of and has good and marketable title to the Assets (other than Seller Real Estate), including the Loans, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, Fixed Assets and Other Assets, owned by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest in Buyer good and marketable title to the Assets (other than Seller Real Estate), including the Loans, Fixed Assets, Liquid Assets, Cash on Hand, cash in the Bank Accounts, Prepaid Expenses, Accounts Receivable, Records and Other Assets, owned by Seller, free and clear of all Encumbrances, other than Permitted Encumbrances. The Assets comprise all of the assets used or necessary for the operation of Seller’s business as presently conducted, other than the Excluded Assets to the extent they may be considered to be used or necessary for the operation of Seller’s business. The information required to be set forth on Section 3.02 with respect to Fixed Assets is accurate, true and complete in all material respects.

Section 5.07           Loans. Except as set forth on Section 5.07 of the Disclosure Schedule, as to the Loans:

(a)            Except for participation interests purchased or sold by Seller and mortgages sold to the FHLB under their mortgage partnership finance and credit risk sharing program, Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged (other than to the FHLB or the Federal Reserve Bank), and Seller has good and marketable title thereto. Except for any restrictions on participation interests purchased by Seller, Seller has the full right to sell and assign the Loan to Buyer, free and clear of any right, claim or interest of any person (other than Permitted Encumbrances and the rights of holders of participation interests in the Loan), and such sale and assignment to Buyer will not impair the enforceability of the Loan.

(b)            Except for any Unfunded Commitment, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to the Loan Debtor, or by payment made with the Loan Debtor’s approval, and there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment in each case as of a date that is not more than five (5) Business Days prior to the date of this Agreement, is as stated on Section 5.07(b) of the Disclosure Schedule.

(c)            To Seller’s Knowledge, each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof, subject to the General Exceptions. To the Knowledge of Seller, all parties to the Loan Documents had legal capacity to enter into the Loan Documents, and the Loan Documents have been duly and properly executed by such parties.

(d)            All Laws affecting the origination, administration and servicing of the Loans prior to the Closing Date, including truth-in-lending, real estate settlement procedures, consumer credit protection, the Fair Debt Collection Practices Act, Fair Housing Act (FHAct) the Military Lending Act, the Small Business Act, Equal Credit Opportunity Act (ECOA) equal credit opportunity, “know your customer” and disclosure Laws, including any applicable, have been complied with in all material respects, except where the failure to do so would not have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, Seller has timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the Loan Debtor by Seller under applicable Law and has documented receipt of such disclosures, estimates, statements and other documents as required by Law and, as to Loans originated by Seller, prudent loan origination policies and procedures, except where the failure to do so would not result in a Material Adverse Effect to Seller. To Seller’s Knowledge, the Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents, except such defenses arising by virtue of bankruptcy, creditors’ rights laws, and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity). Section 5.07(d) of the Disclosure Schedule contains a list of all Loans (including outstanding balance, interest rate and collateral) to directors, officers or any other person subject to Regulation O, 12 C.F.R. Part 215, and such Loans are in conformity in all material respects with all regulatory requirements and currently performing.

(e)            Except as set forth on Section 5.07(e) of the Disclosure Schedule, as of the last day of the month prior to the date of this Agreement, (i) no Loan is in default, nor, to Seller’s Knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a default; and (ii) no Loan is classified as substandard, doubtful, or loss or is on non-accrual status.

(f)            Except as set forth in the Loan Documents and in accordance with its customary loan administration policies and procedures, Seller has not (i) amended, modified or supplemented any Loan or the related Loan Documents in any material respect, (ii) waived any material provision of or default under any Loan or the related Loan Documents, or (iii) agreed to forebear from exercising its rights at Law or under the applicable Loan Documents with respect to any Loan.

(g)            To Seller’s Knowledge, (i) Seller has taken all actions to cause each Loan secured by collateral to be perfected by a security interest having first priority or such other priority as provided for in the relevant Loan Documents including, if necessary, by the filing of Uniform Commercial Code Financing Statements, and (ii) except for third party pledges or as otherwise disclosed in the Loan Documents, the Loan Debtor is the owner of all collateral for the relevant Loan, free and clear of any Encumbrance except for the security interest in favor of Seller and any other Encumbrance expressly permitted under the relevant Loan Documents and in accordance with its written loan administration policies and procedures (which policies and procedures have been made available to Buyer).

(h)            Notwithstanding the foregoing representations or any other representations contained in this Article V, Seller makes no representation as to (i) the collectability of any of the Loans due to any Loan Debtor’s financial inability to pay or (ii) the realizable value of the collateral at the time of an action to enforce a Loan.

(i)             Except as set forth in Section 5.07(i) of the Disclosure Schedule, Seller represents and warrants that it has no customers that would meet the definition of a Money Service Business (See, 31 CFR 1010.100(ff)) as of the date of Closing.

(j)             Excluded Loans are identified on Section 5.07(j) of the Disclosure Schedule.

Section 5.08           Residential and Commercial Mortgage Loans and Certain Business Loans. Seller represents and warrants as to each Residential Mortgage Loan, Commercial Mortgage Loan, and Business Loan that is secured, in whole or part, by a Mortgage in favor of Seller that, except as set forth on Section 5.08 of the Disclosure Schedule:

(a)            The Mortgage is a valid first lien on the Mortgaged Property securing the related Loan (or a junior priority lien if expressly permitted under the relevant Loan Documents), and the Mortgaged Property is free and clear of all Encumbrances having priority over the first lien (or if a junior priority lien, such junior priority lien (i) has priority over any other lien that is known to Seller, (ii) is not identified in the relevant loan approval as having priority over the junior priority lien, and (iii) was supported by a sufficient equity pursuant to the Seller’s applicable underwriting standards at the time such Home Equity Loan was originated) of the Mortgage, except for Permitted Encumbrances, and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, Encumbrances in favor of the senior mortgage or deed of trust holder.

(b)            To Seller’s Knowledge, subject to the General Exceptions, the Mortgage contains customary provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.

(c)            Except as set forth in the applicable Loan Documents, all of which actions were taken in the Ordinary Course of Business, Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the Encumbrance granted in connection with the Loan; or (iii) executed any instrument of release, cancellation, modification, or satisfaction.

(d)            To Seller’s Knowledge, all real estate taxes, government assessments, insurance premiums, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Except as set forth in the Loan Documents, Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor.

(e)            To Seller’s Knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and no Mortgaged Property is damaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.

(f)            To Seller’s Knowledge, the Mortgaged Property is free and clear of all mechanics’ liens or Encumbrances in the nature thereof, except for any such mechanics’ liens or Encumbrances in the Ordinary Course of Business that do not materially impair Seller’s rights to the Mortgaged Property, and no rights are outstanding that under Law could give rise to any such Encumbrance.

(g)            To Seller’s Knowledge, all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by the Seller’s underwriting guidelines made available to Buyer.

(h)            The Loan meets, or is exempt from, applicable Laws and other requirements pertaining to usury, and the Loan is not usurious.

(i)             To Seller’s Knowledge, each Loan for which private mortgage insurance was required by Seller under its underwriting guidelines made available to Buyer is insured by a reputable private mortgage insurance company; each such insurance policy is in full force and effect; and all premiums due thereunder have been paid.

(j)             To Seller’s Knowledge, no claims have been made under any lender’s title insurance policy respecting any of the Mortgaged Property, and Seller has not done, by act or omission, anything which would impair the coverage of any such lender’s title insurance policy.

(k)            Except as set forth in Section 5.08(k) of the Disclosure Schedule, to Seller’s Knowledge, there is in force for each Loan, a hazard insurance policy, including, to the extent required by applicable Law, and flood insurance, in the case of a Residential Mortgage Loan (other than Home Equity Loans) where required. To Seller’s Knowledge, all such insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor’s cost and expense and, on the Loan Debtor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor’s cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no knowledge of the Loan Debtor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.

(l)             Except as set forth on Section 5.08(l) of the Disclosure Schedule as to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family (including condominium or planned unit development projects), owner-occupied primary residence, second home or investment property.

(m)            All Loans originated by Seller were underwritten in the Seller’s Ordinary Course of Business and by an authorized employee of Seller. Any Loan that only represents a participation interest was underwritten in Seller’s Ordinary Course of Business by an authorized employee of Seller.

(n)            Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller for the purpose of making the Loan, nor (ii) the information presented as factual in the appraisal with respect to the Mortgaged Property, contained, to Seller’s Knowledge, any material omission or misstatement or other material discrepancy at the time the information was obtained by Seller.

(o)            To Seller’s Knowledge, all appraisals have been ordered, performed and rendered in accordance with the requirements of the written underwriting guidelines of Seller and in compliance, in all material respects, with all Laws then in effect relating and applicable to the origination of Loans, which requirements include requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of appraisals.

(p)            To Seller’s knowledge, which for purposes of this Section 5.08(p) includes the loan officer principally responsible for the origination of such Loan, no Mortgaged Property is in violation of any Environmental Law.

(q)            Seller retained all mortgage servicing rights to each Mortgage.

(r)            None of the Loans are intended to meet the guidelines or specifications of the Federal National Mortgage Association (“FNMA”) or the Federal Home Loan Mortgage Corporation (“FHLMC”).

Section 5.09           Auto Receivables. Except as set forth on Section 5.09 of the Disclosure Schedule, with respect to any Auto Receivable held by Seller:

(a)            The Auto Receivable represents a bona fide sale or finance of the vehicle or vessel described therein to the Loan Debtor for the amount set forth in the applicable Loan Documents.

(b)            The vehicle or vessel described in the Loan Document evidencing the Auto Receivable has been delivered to and accepted by the vehicle or vessel purchaser and such acceptance, to Seller’s Knowledge, which for purposes of this Section 5.09(b) includes the loan officer principally responsible for the origination of such Loan, has not been revoked.

(c)            The security interest created by the Loan Document evidencing the Auto Receivable is a valid first priority Encumbrance in the vehicle or vessel covered by the Loan Document evidencing the Auto Receivable and all commercially reasonable steps have been taken to create and perfect such Encumbrance in such vehicle or vessel to afford such Encumbrance first priority status.

(d)            The down payment relating to such Auto Receivable has been paid in full by the vehicle or vessel purchaser in cash and/or trade as shown in the Loan Documents, and no part of the down payment consisted of notes or postdated checks.

(e)            To Seller’s Knowledge, the written information submitted by the Loan Debtor in connection with the Auto Receivable are true and complete.

(f)            Each Loan Document evidencing an Auto Receivable complies, in all material respects, with all of Laws applicable to Loan Documents evidencing such Auto Receivable.

(g)            Seller has no Knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle or vessel, or the Loan Debtor that could reasonably be expected to have a material adverse effect on Seller’s security interest granted in respect of the Auto Receivable.

Section 5.10           SBA Matters; COVID-19 Loans.

(a)            Seller executed and entered into a Loan Guaranty Agreement with SBA on SBA Form 750 and is and has been, at all times while Seller has been originating and servicing SBA Loans, authorized to originate and service SBA loans made pursuant to the SBA’s 7(a) loan program or Section 7(a) of the Small Business Act (15 U.S.C. 636(a)). Seller has not received any notice threatening to suspend or revoke its such authorization from SBA. Seller is in material compliance with the SBA’s Standard Operating Procedures (the “SOP”).

(b)            To Seller’s Knowledge, all COVID-19 Loans and SBA Loans that constitute Loans were issued in material accordance with applicable Laws.

Section 5.11           Unsecured Loans. Except as set forth on Section 5.11 of the Disclosure Schedule or in the case of any Unsecured Loan of less than $10,000.00, no Unsecured Loan has been charged-off since December 31, 2022, except in the Ordinary Course of Business.

Section 5.12           Participation Loans. Section 5.12 of the Disclosure Schedule fully describes all outstanding Loans in which Seller participates with other parties either as the originating lender or otherwise and, except as disclosed in Section 5.12 of the Disclosure Schedule, to Seller’s Knowledge, Seller has no obligation as originating lender to repurchase any participation interest in such Loans and Seller shall not repurchase any such Loan participations prior to the Closing Date, in each case except as specifically required by the terms of the applicable loan participation agreement, and Seller shall notify Buyer prior to making any such repurchase(s).

Section 5.13           Allowance. Except as set forth on Section 5.13 of the Disclosure Schedule, the Allowance shown on Seller’s Call Report as of September 30, 2023, has been calculated consistent with the policies of Seller and the requirements of applicable Accounting Standards to provide for expected credit losses.

Section 5.14           Investments. All investment securities owned by Seller are held consistently with the FFIEC Supervisory Policy statement on securities activities. Except as set forth on Section 5.14 of the Disclosure Schedule, to Seller’s Knowledge, no investment securities owned by Seller are subject to any restriction other than those pledged as security for public deposits, whether contractual or statutory, which materially impairs the ability of Seller to dispose freely of such investment at any time and each of such investment securities complies with applicable regulatory requirements. Section 5.14 of the Disclosure Schedule sets forth a list of Liquid Assets owned by Seller as of September 30, 2023 (including the book value and market value thereof).

Section 5.15           Deposits.

(a)            Seller made available to Buyer a complete copy of the current account agreement for all deposit products offered by Seller. Except as listed on Section 5.15(a) of the Disclosure Schedule, to Seller’s Knowledge, all the accounts related to the Deposits are in material compliance with all applicable Laws and were originated in material compliance with all applicable Laws.

(b)            Section 5.15(b) of the Disclosure Schedule sets forth a true and correct schedule of the Deposits prepared as of the date indicated thereon (which shall be updated prior to the Closing Date), listing by category and the amount of such deposits, together with the amount of Accrued Interest thereon. All Deposits are insured to the fullest extent permissible by the FDIC. Subject to the receipt of all requisite regulatory approvals, Seller has and will have at the Closing Date all rights and full authority to transfer and assign the Deposits without restriction, subject to the rights of the holders of Retirement Accounts. As of the date hereof, with respect to the Deposits:

(1)            Subject to items returned without payment in full (“Return Items”) and immaterial bookkeeping errors, all interest accrued or accruing on the Deposits has been properly credited thereto, and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof;

(2)            Subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and liabilities relating to the Deposits as and when the same have become due and payable;

(3)            Subject to immaterial bookkeeping errors, to Seller’s Knowledge, Seller has administered all of the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto; and

(4)            Except as described on Section 5.15(b)(4) of the Disclosure Schedule, none of the Deposits are, as of the fifth (5th) Business Day prior to the date of this Agreement, subject to any Encumbrances or any legal restraint or other legal process, other than Loans, customary court orders, levies, and garnishments affecting the depositors, and control or other agreements in favor of secured parties.

Section 5.16           Contracts. The Contracts constitute the legal, valid and binding obligations of Seller and the other parties thereto, enforceable in accordance with their terms (except as enforceability may be limited by General Exceptions). Seller is not in default under any of the Contracts and, to the Knowledge of Seller, no other party to any of the Contracts is in default thereunder. Except as set forth on Section 5.16 of the Disclosure Schedule, each of the Contracts may be assigned to Buyer by Seller without the approval or consent of any other Person. Seller has delivered to Buyer true and correct copies of each of the Contracts and all attachments and addenda thereto. Section 5.16 of the Disclosure Schedule lists or describes the following Contracts, final and complete copies or forms of which have been previously made available to Buyer (the “Specified Contracts”):

(a)            Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Seller;

(b)            Each guaranty by Seller of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the Ordinary Course of Business and letters of credit issued by Seller in the Ordinary Course of Business) or any warranty or indemnification agreement;

(c)            Each lease or license with respect to personal property involving an annual amount in excess of $10,000.00;

(d)            Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Seller not referred to elsewhere in this Section which (i) involves payment by Seller (other than as disbursement of loan proceeds to customers) of more than $10,000.00 annually or $25,000.00 in the aggregate over its remaining term unless, in the latter case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Seller; (iii) was made outside the Ordinary Course of Business; or (iv) is a Material Contract; and

(e)            Each agreement or contract (A) relating to the licensing of any Intellectual Property Right other than standard non-exclusive off-the-shelf software licenses for commercially available, unmodified software under standard shrink wrap agreements and for an annual, aggregate fee, royalty, or other consideration for such license is no more than $10,000.00 and used solely for the Seller’s internal use, (B) affecting Seller’s ability to use, disclose or enforce any Intellectual Property Right (including concurrent use agreements, settlement agreements, and covenant not to sue agreements), or (C) any agreements related to the development or co-development of Seller intellectual property.

(f)            Final and complete copies of each Specified Contracts listed and described in Section 5.16 of the Disclosure Schedule have been made available to Buyer. To Seller’s Knowledge there are no oral Contracts. Seller is not in default in any material respect, nor has any event occurred (including as a result of COVID-19 or the COVID-19 Measures) that with the giving of notice or the passage of time or both would constitute a default in any material respect by Seller or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or, by another party under, in any manner release any party thereto from any obligation under, any Specified Contract and, to Seller’s Knowledge, as of the date hereof, no other party is in default in any material respect, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Seller, or in any manner release any party thereto from any obligation, under any such Specified Contract. There are no renegotiations or outstanding rights to negotiate any amounts to be paid or payable to or by Seller under any Specified Contract required to be set forth Section 5.16 of the Disclosure Schedule other than with respect to non-material amounts in the Ordinary Course of Business, and no person has made a written demand for such negotiations.

Section 5.17           Tax Matters.

(a)            Except as set forth in Section 5.17 of the Disclosure Schedule, Seller has filed with the appropriate Governmental Authorities all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Seller is not: (i) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (ii) aware of any pending or threatened examination for income taxes for any year by the IRS or any state tax agency; (iii) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (iv) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes. To Seller’s Knowledge, Seller is not the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes. Seller, in the opinion of the management of Seller, adequately reserves against its tax liabilities in accordance with Accounting Standards. Seller has not elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and Seller has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(b)            All income and other material tax returns required to be filed by Seller and Holding Company for any taxable period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Tax Period”) have been, or will be, timely filed with the appropriate Governmental Authority. All income and other material taxes due and owing by Seller and Holding Company (whether or not shown on any tax return) have been, or will be, timely paid to the appropriate Governmental Authorities. No claim has been made in writing by any Governmental Authority in a jurisdiction where neither Seller nor Holding Company files tax returns that Seller or Holding Company, as applicable, is or may be subject to tax by that jurisdiction or required to file a tax return in that jurisdiction. There are no Encumbrances for taxes (other than Permitted Encumbrances) on or encumbering any of the Assets of Seller or the Holding Company.

(c)            Seller has withheld and paid, or will prior to Closing withhold and pay, all material taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with information reporting and backup withholding provisions of applicable law.

(d)            No extensions or waivers of statutes of limitations have been given or requested with respect to any taxes of Seller or Holding Company. Neither Seller nor Holding Company has agreed to any extension of time for an assessment or deficiency related to taxes. All deficiencies asserted, or assessments made, in writing against Seller or Holding Company as a result of any examinations by any Governmental Authority have been, or will be, fully and timely paid. Neither Seller nor Holding Company is a party to any action by any Governmental Authority with respect to taxes, and there are no pending or, to the Knowledge of Seller, actions threatened in writing against Seller by any Governmental Authority.

(e)            Neither Seller nor Holding Company is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(f)            Neither Seller nor Holding Company is, nor has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign tax law).

(g)            Neither Seller nor Holding Company is a party to or bound by any tax allocation, tax sharing agreement, tax indemnity or similar contract or arrangement, other than among themselves.

(h)            No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Seller or Holding Company.

Section 5.18           Employee Matters.

(a)            Seller has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Seller, and to Seller’s Knowledge, there is no present effort nor existing proposal to attempt to unionize any group of employees of Seller.

(b)            Except as set forth on Section 5.18(b) of the Disclosure Schedule, (i) Seller is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Laws respecting employment discrimination and occupational safety and health requirements, and the Seller is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or directly affecting Seller; and (iv) Seller has not experienced any work stoppage or other such labor difficulty during the past five (5) years; (v) to Seller’s Knowledge, Seller has not been notified or has reason to believe that a U.S. Equal Employment Opportunity Commission complaint has been or will be filed; and (vi) to Seller’s Knowledge, Seller has not been notified or has reasonable basis to believe that a U.S. Department of Labor complaint, proceeding, or action has been filed or is pending.

(c)            Other than in the Ordinary Course of Business, and except as may be set forth on Section 5.17(c) of the Disclosure Schedule, since December 31, 2023, no employee layoff, facility closure (whether voluntary or by Law) which has not since been re-opened, reduction-in-force, furlough, material work schedule change, or reduction in salary or wages affecting employees of Seller has occurred or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (including COVID-19 Measures).

(d)            Except as set forth on Section 5.18(d) of the Disclosure Schedule, since December 31, 2022, there has not been any litigation, charge, petition, or complaint, including any action by a Governmental Authority, relating to, any written allegation of or relating to, or to the Seller’s Knowledge, any unwritten allegation of or relating to, unfair labor practices, discrimination, retaliation, sexual harassment, other unlawful harassment, sexual misconduct, violation of any other Law with respect to employment, or breach of Seller’s policy relating to the foregoing, in each case involving any current or former employee, director, officer or independent contractor (in relation to his or her work for Seller) of Seller, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Seller’s Knowledge, has any such litigation, charge, petition, complaint, settlement or other arrangement been threatened. To the Seller’s Knowledge, there are no consensual or non-consensual sexual relationships between any legal or beneficial owner, officer or supervisor-level employee of Seller, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. To the Seller’s Knowledge, there has been no internal complaint or report of discrimination or harassment (including sexual harassment) made by an employee of Seller during the twelve months prior to the Closing Date.

Section 5.19           Employee Benefit Plans.

(a)            Except as set forth on Section 5.19(a) of the Disclosure Schedule, each Employee Benefit Plan of Seller (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements if any, of ERISA, the Code, and other applicable legal requirements. No such Employee Benefit Plan is under audit by the IRS or the U.S. Department of Labor.

(b)            All premiums or other payments due for all periods ending on or before the Closing Date have been paid or will be paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(c)            Except as set forth on Section 5.19(c) of the Disclosure Schedule, Seller is not a party to or bound by any employment, change in control or similar type agreement with any employee or service provider.

(d)            All of Seller’s BOLI policies set forth on Section 5.19(d) of the Disclosure Schedule are fully paid, with no further premium payments or other future liabilities associated with such policies due or owing.

Section 5.20           Environmental Matters.

(a)            As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety Laws in all jurisdictions in which Seller has done business or owned, leased or operated property, including the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

(b)            Except as set forth in Section 5.20(b)(i) of the Disclosure Schedule, to the Knowledge of Seller, (i) Seller, the Seller Real Estate and the Leasehold Interests are in material compliance with applicable Environmental Laws; (ii) there has been no release of Hazardous Materials at or affecting the Seller Real Estate and the Leasehold Interests or, with respect to OREO, since Seller took possession of the property, in each case which has given or reasonably would be expected to give rise to liability of Seller in excess of $75,000.00; (iii) there are no Hazardous Materials in the soils, groundwater or surface waters of the Seller Real Estate and the Leasehold Interests that exceed applicable clean-up levels under Environmental Laws; and (iv) no Seller Real Estate or Leasehold Interests are currently listed on or proposed for listing on the United States Environmental Protection Agency’s National Priorities List, or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws. Except as may be disclosed on Section 5.20(b)(ii) of the Disclosure Schedule, and to the Knowledge of Seller after reasonable investigation, Seller has not received any notice from any person that Seller is or was in violation of any Environmental Law or that Seller is responsible (or potentially responsible) for the cleanup or other remediation of any Hazardous Materials at, on or beneath any such property.

Section 5.21           No Undisclosed Liabilities. Seller does not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and, to the Knowledge of Seller, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller giving rise to any such liability) required in accordance with GAAP to be reflected in an audited balance sheet of Seller or the notes thereto, except (i) for liabilities set forth or reserved against in the Holding Company Financial Statements as of December 31, 2022; (ii) for liabilities occurring in the Ordinary Course of Business of Seller since December 31, 2022; (iii) liabilities relating to the Transactions contemplated by this Agreement; and (iv) as may be disclosed on Section 5.21 of the Disclosure Schedule.

Section 5.22           Litigation. Except as set forth in Section 5.22 of the Disclosure Schedule, there is no action, suit, proceeding or investigation pending against Seller, or to the Knowledge of Seller, threatened against or affecting Seller, before any Governmental Authority or arbitrator involving a monetary claim for $25,000 or more or equitable relief (i.e., specific performance or injunctive relief) nor, to the Seller’s Knowledge, is there any pending investigation or threatened litigation against or affecting Seller received since December 31, 2022 that has not yet been brought before any court or arbitrator or any governmental body, agency, or official.

Section 5.23           Performance of Obligations. Seller has performed in all material respects all obligations required to be performed by it to date under the Contracts, the Deposits, and the Loan Documents, except where such failure would not have a Material Adverse Effect on Seller, and Seller is not in material default under, and, to Seller’s Knowledge, no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements or arrangements where such default would have a Material Adverse Effect on Seller.

Section 5.24           Compliance with Law. Seller has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and is conducting its business in compliance in all material respects with all applicable Laws.

Section 5.25           Brokerage. Except as set forth on Section 5.25 of the Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with this Agreement or the Transactions payable by Seller or Holding Company.

Section 5.26           Records. The Records to be delivered to Buyer under Section 2.01 are and shall be sufficient to enable Buyer to conduct a banking business with respect thereto under the same standards as Seller has heretofore conducted such business. Seller shall not retain any Records except for those Records strictly necessary and required for the disposition of Seller’s charter post-Closing.

Section 5.27           Community Reinvestment Act. Seller received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

Section 5.28           Insurance. All material insurable properties owned by Seller are, in the opinion of Seller, adequately insured by financially sound and reputable insurers, in such amounts against fire and other risks insured against by extended coverage and public liability insurance, as is customary with financial institutions of similar size and location, as set forth on the declaration pages attached to Section 5.28 of the Disclosure Schedule. Seller reasonably believes such insurance to be adequate for the business conducted by Seller. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect. To Seller’s Knowledge, no event has occurred which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination thereunder, or in any manner release any party thereto from any obligation under any insurance policy maintained by or on behalf of Seller. Except as set forth on Section 5.28 of the Disclosure Schedule, to the Seller’s Knowledge there are no pending claims under the policies of insurance set forth on Section 5.28 of the Disclosure Schedule.

Section 5.29           Regulatory Enforcement Matters. Except as set forth on Section 5.29 of the Disclosure Schedule, the Seller is not subject to, and has received no notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Seller.

Section 5.30           Regulatory Approvals. To Seller’s Knowledge, the information furnished by Seller for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications for approval of the Transactions is or will be true and complete in all material respects as of the date so furnished. To Seller’s Knowledge, there are no facts related to Seller and known to Seller which Seller has not disclosed to the Buyer in writing, which, insofar as Seller can now reasonably foresee, may have a Material Adverse Effect on the ability of the Buyer or Seller to obtain all requisite regulatory approvals required to consummate the Transactions or for Seller to perform its obligations pursuant to this Agreement.

Section 5.31           Representations Regarding Financial Condition.

(a)            Seller is not entering into this Agreement in an effort to hinder, delay or defraud its creditors.

(b)            Seller is not insolvent.

(c)            Seller has no intention to file proceedings for bankruptcy, insolvency or any similar proceeding for the appointment of a receiver, conservator, trustee, or guardian with respect to its business or assets prior to the Closing.

(d)            Except as set forth in Section 5.31(d) of the Disclosure Schedule, since December 31, 2022, Seller has not (i) paid or declared any dividend or made any other distribution to its shareholders except in the Ordinary Course of Business, (ii) except as would not result in material liability to Seller, had any material business interruptions or material liabilities arising out of, resulting from or related to COVID-19 or COVID-19 Measures, including (a) the material failure of Seller’s employees, agents and service providers to timely perform services, (b) any material labor shortages, (c) material reductions in customer/client demand, (d) any claim of force majeure by Seller or a counterparty to any material contract, (e) materially reduced hours of operations or materially reduced aggregate labor hours, (f) material restrictions on uses of the Seller’s main office, or (g) the failure by Seller to comply with any COVID-19 Measures in any material respects.

Section 5.32           Data Security Requirements.

(a)            Seller (i) has collected, stored, and processed all personal and protected information in material compliance with (A) Seller’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (B) all applicable Laws and the Payment Card Industry Data Security Standard (PCI DSS), and (C) agreements Seller has entered into or by which it is bound (collectively, “Data Security Requirements”) and (ii) in the past five (5) years has complied with, and is in compliance with, all Data Security Requirements. The consummation of the transactions contemplated by this Agreement and the transfer of any information in connection therewith will not breach or otherwise cause any violation of any Data Security Requirements.

(b)            Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of its Ordinary Course of Business. Neither Seller nor Holding Company has (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in its possession or control, or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other proceeding by any Governmental Authorities or other Person concerning Seller’s or Holding Company’s collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law, standard, policy, notice, or statement concerning privacy, data security, or data breach notification, and, to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

Section 5.33           Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE EXHIBITS, DISCLOSURE SCHEDULE, AGREEMENTS AND DOCUMENTS CONTEMPLATED BY THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS BEING TRANSFERRED TO OR LIABILITIES BEING ASSUMED BY BUYER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Section 5.34           Disclosure. No representation or warranty contained in this Article V and no statement or information relating to Seller or the Assets or Liabilities contained in (i) this Agreement (including the Disclosure Schedule and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

On or prior to the date hereof, Buyer has delivered to Seller a schedule (“Buyer Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision of this Agreement or (ii) as an exception to one or more representations or warranties contained in this ARTICLE VI or to one or more of Buyer’s covenants contained in ARTICLE VII. Except as otherwise specified herein, the reports provided with the Buyer Schedule are prepared as of the date indicated thereon.

Except as disclosed in the Buyer Schedule, as of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller and Holding Company as follows:

Section 6.01           Organization and Authority. Buyer is a federally chartered credit union duly organized, validly existing, and in good standing (to the extent applicable) under the Laws of the United State with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and/or operates. The deposit accounts of Buyer are insured by the NCUA, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. The execution, delivery, and performance by Buyer of this Agreement are within Buyer’s corporate power and have been duly authorized by all necessary corporate action. The board of directors of Buyer has approved this Agreement and the Transactions to which Buyer is a party at a meeting of the board of directors of Buyer duly held. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller and Holding Company) constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the General Exceptions.

Section 6.02           Conflicts; Defaults. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, Law, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (ii) violate the creation documents or bylaws of Buyer, (iii) require any consent, approval, authorization or filing under any Law, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, or (iv) require the consent or approval of any other party to any material contract, instrument or commitment to which Buyer is a party, in each case, other than any required approvals of this Agreement and the Transactions by the Regulators, Holding Company as the sole shareholder of Seller, and the shareholders of Holding Company. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent or adversely affect the consummation by Buyer of the Transactions.

Section 6.03           Litigation. There is no action, suit, proceeding or investigation pending against Buyer, or to the Knowledge of Buyer, threatened against or affecting Buyer, before any Governmental Authority or arbitrator which alone or in the aggregate would, if adversely determined, adversely affect the ability of Buyer to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could have a Material Adverse Effect on Buyer. Buyer is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding or investigation.

Section 6.04           Regulatory Approvals. The information furnished or to be furnished by Buyer for the purpose of enabling Seller or Buyer to complete and file all requisite regulatory applications is or will be true and complete as of the date so furnished. To Buyer’s Knowledge there are no facts which would prevent Buyer from obtaining all requisite regulatory approvals or to perform its obligations pursuant to this Agreement.

Section 6.05           Financial Ability. Buyer will have the financial ability to pay the Purchase Price for the Assets and assume the Liabilities as provided in this Agreement and will be “well capitalized” under NCUA regulations at the Closing Date upon consummation of the Transactions, including the payment of the Purchase Price.

Section 6.06           Financial Information. Buyer’s audited consolidated balance sheet as of December 31, 2022, and the related audited consolidated income statement for the year then ended, together with the notes thereto, have been provided by Buyer to Seller, have been prepared in accordance with the Accounting Standards and fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Buyer as of the date and for the periods indicated.

Section 6.07           Compliance with Law. Buyer has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business in all material respects and is conducting its business in compliance in all material respects with all applicable Laws.

Section 6.08           Disclosure. No representation or warranty contained in this ARTICLE VI and no statement or information relating to Buyer contained in (i) this Agreement (including the Disclosure Schedule and Exhibits hereto), or (ii) in any certificate or document furnished or to be furnished by or on behalf of Buyer to Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

Section 6.09           Due Diligence. Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to Seller, and in no event shall Seller or Holding Company have any liability to Buyer with respect to a breach of any representation, warranty or covenant under this Agreement with respect to which Buyer had Knowledge, prior to the date hereof or the Closing Date, provided, however, that any information of which Buyer becomes aware after the date of this Agreement that was Known to Seller and not disclosed or made available to Buyer by Seller prior to the date hereof and related to Buyer’s due diligence between the date of this Agreement and the Closing Date can serve as the basis for Buyer’s claim that there has been a Material Adverse Effect as to Seller, with the consequences of such determination as set forth in this Agreement.

Section 6.10           No Representations or Warranties of Fair Market Value. Buyer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities and that none of Seller, its subsidiaries, its Affiliates, nor any person or entity acting on behalf of any of the foregoing is making an express or implied representation or warranty to Buyer in this Agreement as to the fair market value of the Purchase Price or the Assets or any return on any investment in the Seller’s Assets and Liabilities, and Buyer is not relying on any such representation or warranty.

Section 6.11           Absence of Regulatory Actions. Buyer is not subject to, and has not received any notice or advice that it may become subject to, any order, agreement, memorandum of understanding, judgement, injunction, writ, ruling or decree by or with, and Buyer is not party to any commitment letter or similar undertaking to, and Buyer is not a recipient of any extraordinary supervisory agreement letter from, and Buyer has not adopted any policies, procedures or board resolutions at the request or suggestion of, any federal or state agency charged with the supervision or regulation of credit unions or engaged in the insurance of credit union deposits or any other Governmental Authority having supervisory or regulatory authority with respect to Buyer.

Section 6.12           SBA Approved Lender Status. Buyer has executed and entered into a Loan Guaranty Agreement with SBA on SBA Form 750 and is authorized to originate and service SBA loans made pursuant to the SBA’s 7(a) loan program or Section 7(a) of the Small Business Act (15 U.S.C. 636(a)) and Buyer has complied with all requirements of the 7(a) loan program in order to purchase the Loans of Seller subject to the SBA’s 7(a) loan program.

ARTICLE VII
COVENANTS

Section 7.01           Efforts to Close. Subject to the terms and conditions of this Agreement, each of Seller and Buyer agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Transactions as promptly as practicable and shall cooperate fully with the other party to that end.

Section 7.02           Shareholder Approval. Holding Company agrees to take, in accordance with applicable Law and its governing documents, all action necessary to convene a special meeting of its shareholders as soon as appropriate and reasonably practicable following the date of this Agreement (but in no event more than 60 days following the date in which the notice and proxy statement relating to the meeting of Holding Company’s shareholders to be held in connection with this Agreement is declared effective by the Securities and Exchange Commission) to consider and vote upon the approval and/or adoption of this Agreement and the Transactions. As of the date hereof, the Holding Company’s board of directors (i) has determined that this Agreement and the Transactions are in the best interest of Holding Company and its shareholders and (ii) subject to its fiduciary duties, will recommend that the Holding Company shareholders approve this Agreement and the Transactions. Holding Company’s board of directors will not adversely change its recommendation, will continue to recommend to its shareholders that they approve and/or adopt this Agreement and the Transactions, and will take any other reasonable action required, to the extent consistent with the duties of directors under Washington law, to permit and cause consummation of the Transactions, unless, after consulting with and considering the advice of outside counsel and its financial advisor, such board of directors determines in good faith that to do so would be inconsistent with the duties of directors under Washington Law. For purposes of this Agreement, any breach of Holding Company’s obligations under this Section 7.02 shall be deemed to be a breach by each of Holding Company and Seller.

Section 7.03           Field of Membership. Buyer shall take all commercially reasonable actions necessary to ensure that all customers of Seller shall be included in Buyer’s field of membership as defined in its charter, including, but not limited to, receiving regulatory approval to amend its charter to such effect as of or prior to the Closing Date.

Section 7.04           Press Releases. Each of Buyer and Seller agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to this Agreement or the Transactions (except for any release or statement that, in the opinion of outside counsel to such party, is required by Law and as to which such party has used its reasonable best efforts to discuss with the other party in advance). In addition, and without limiting the foregoing, all public statements, written or otherwise, made with respect to this Agreement and the Transactions shall be made, with respect to Buyer, solely by its Chairman or the President/CEO, and, with respect to Seller, solely by its President/CEO or EVP/CFO/COO. Seller and Buyer shall inform all of their respective officers, directors and employees of this requirement. Notwithstanding the foregoing, the parties agree to issue a joint press release, in form and substance mutually acceptable to the parties, not later than three (3) business days of the execution of this Agreement.

Section 7.05           Access to Records and Information; Personnel; Customers.

(a)            From and after the date of this Agreement and upon reasonable advance notice, Seller shall afford to the officers and authorized representatives of Buyer reasonable access during regular business hours to the offices, properties, books, contracts, commitments and records of Seller in order that Buyer may have full opportunity to make such investigations as it shall desire of the Deposits, Assets, Liabilities and the operations at Seller’s locations; provided, however, that Seller shall not be required to take any action: (i) that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any person; (ii) that would result in the waiver by Seller of the privilege protecting communications between it and any of its counsel; or (iii) which would violate banking Laws. From and after the date of this Agreement, the officers of Seller shall furnish Buyer with such additional financial and operating data and other information relating to the assets, properties and business of Seller as Buyer shall from time to time reasonably request. Communications may be sent prior to regulatory approvals upon the consent of both Buyer and Seller. Seller shall consent, upon reasonable advance notice, to the review by the officers and authorized representatives of Buyer of the reports and working papers of Seller’s independent auditors (upon reasonable advance notice to such auditors).

(b)            After the receipt of all required regulatory approvals, and the approval of this Agreement and the Transactions by the shareholder of Seller, Buyer may elect, at its own expense and to the extent permitted by applicable Law, to deliver information, brochures, bulletins, press releases, and other communications to depositors, borrowers and other customers of Seller concerning the Transactions and concerning the business and operations of Buyer; provided, however, Seller must consent to any such written communications before they are sent, which consent will not be unreasonably withheld, conditioned, or delayed. Communications may be sent prior to regulatory approvals only upon the consent of both Buyer and Seller.

(c)            After the execution of this Agreement, Seller and Buyer shall begin working together on the system conversion process. Seller will provide access to the necessary data and information to allow for such conversion process to occur on or after the Closing Date in accordance with Buyer’s integration plans.

(d)            As they are available following the date hereof, but in no event more frequently than monthly (except with respect to subsection (1) which shall at all times be remitted as they become available), and through the Closing Date, Seller shall provide information to Buyer in a format reasonably acceptable to Buyer concerning the status of the following matters:

(1)            Any communication from or contacts by any Regulator concerning any regulatory matters affecting Seller as to which such Regulator has jurisdiction, unless, in the reasonable judgment of Seller’s counsel, such disclosure: (i) would violate any banking Laws or fiduciary duties, (ii) would likely be objectionable to the applicable Regulator; or (iii) is non-disclosable confidential information.

(2)            Current information on the quality and performance of the Loans including information on the status of any delinquencies, non-performing Loans, loans past due more than thirty (30) days, loans placed on non-accrual status and status of OREO, and information indicating that any of the representations and warranties relating to the Loans in Section 5.07, Section 5.08, Section 5.09 or Section 5.10 are no longer accurate in all material respects;

(3)            Information concerning the total Deposits and by deposit product, their weighted average interest rate.

(4)            Information concerning Seller’s investment portfolio valuation report and derivatives valuation information.

(e)            following the monthly meeting of Seller’s board of directors between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited financial statements of Seller for the month preceding such monthly board of directors meeting prepared in accordance with Seller’s current internal practices.

(f)            Within twenty (20) days following the close of each month between the date hereof and the Closing Date, Seller shall provide Buyer with unaudited balance sheets and income statements of Seller for such month prepared in accordance with Seller’s current internal practices. Seller shall also provide Buyer with Seller’s 2023 audited financial statements within twenty (20) days of completion.

(g)            From the date of this Agreement to the Closing Date, Seller will cause one or more of Seller’s designated representatives to confer on a reasonable basis with the President/CEO of Buyer (or his or her designees) to report the general status of the ongoing operations of Seller.

Section 7.06           Operation in Ordinary Course. From the date hereof to the Closing Date, Seller shall: (a) not take actions with respect to the Seller Real Estate, the Deposits, the Liabilities, or the Assets except in the Ordinary Course of Business, and operate and manage its business in the Ordinary Course of Business; (b) use commercially reasonable efforts, but in no event less than in Seller’s Ordinary Course of Business, to maintain (i) the Seller’s locations in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted and (ii) good relationships with its employees and customers; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; (d) use commercially reasonable efforts, but in no event less than in Seller’s Ordinary Course of Business, to duly maintain compliance with all Laws, regulatory requirements and agreements to which it is subject or by which it is bound; and (e) provide Buyer with prompt written notice of any action, suit, proceeding or investigation instituted or threatened against Seller or Holding Company. Without limiting the generality of the foregoing, except as otherwise expressly provided or permitted under this Agreement, prior to the Closing Date, Seller shall not, unless required by any Law or any Regulator or with the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed and provided however, if consent is withheld, Buyer must notify Seller in writing within three (3) Business Days of the request or such inaction shall be considered the equivalent of prior written consent:

(a)            fail to maintain the Fixed Assets and Seller Real Estate and Leasehold Interests in their present state of repair, order and condition, reasonable wear and tear and casualty excepted;

(b)            fail to maintain its financial books, accounts and records in accordance with Accounting Standards and past practices;

(c)            fail to charge off assets in accordance with Accounting Standards and past practices;

(d)            fail to comply, in all material respects, with all applicable Laws relating to its operations;

(e)            (i) authorize or enter into any new Contract, or voluntarily renew any existing Contract for more than one (1) year, which obligates Seller to expend $50,000.00 or more in a twelve (12) month period or $250,000 in the aggregate, or (ii) amend, modify or supplement any Contract relating to or affecting its operations or involving any of the Assets or Liabilities which obligates Seller to expend $100,000 or more; provided, however, in the case of clause (ii), Seller may not amend, modify, or supplement any of the Contracts set forth on Section 5.16 of the Disclosure Schedule, unless such Contract, as amended, modified, or supplemented is terminable at will by Seller upon thirty (30) days advance written notice and without any liability;

(f)            take any action, or enter into or authorize any transaction, other than in the Ordinary Course of Business and consistent with past practice, relating to or affecting its operations or involving any of the Assets or Liabilities;

(g)            knowingly and voluntarily take any act which, or knowingly and voluntarily omitting to do any act the omission of which, likely would result in a breach of any Material Contract, or any material commitment or obligation of Seller or Holding Company;

(h)            make any material changes in its accounting systems, policies, principles or practices relating to or affecting its operations or involving any of the Assets or Liabilities, except in accordance with Accounting Standards and regulatory requirements;

(i)             enter into or renew any data processing service contract; except if any such service contact expires within one year after the date of this Agreement, it may be renewed for a period up to one year.

(j)             fail to operate and manage business in the Ordinary Course of Business consistent with past practices as set forth above;

(k)            make any new Loan, nor any extension of credit or renewal to any customer, in a single Loan over $2,000,000.00 or in a single Loan over $2,000,000.00 if the existing customer’s aggregate loan relationship with Seller is greater than $10,000,000.00 (as determined prior to giving effect to the new Loan to be made), except after delivering to Buyer written notice, including a complete loan package for such Loan, in a form consistent with Seller’s written policies and practice made available to Buyer, at least three Business Days prior to the origination of such Loan, and such Loan shall be made in the Ordinary Course of Business consistent with past practice, Seller’s current written loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to the amount, term, security and quality of such borrower or borrower’s credit. Without limiting the foregoing, Seller shall make no new Loan that would be an Excluded Loan and not a Buyer Permissible Loan. Buyer may provide feedback to Seller on any Loan for which Seller provides notice to Buyer pursuant to this Section 7.06(k) within twenty-four (24) hours after receipt of such notice; provided, however, that such feedback will not be binding upon Seller as an approval or disapproval of such Loan or any of its terms or conditions;

(l)            undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with its employees and customers, including, without limitation, providing communications to employees directly related to the Transaction without providing an advance copy thereof to the Buyer;

(m)            undertake any action(s) which are inconsistent with a program to use all commercially reasonable efforts to maintain good relationships with its employees and customers;

(n)            transfer, assign, encumber, or otherwise dispose of, or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of, any of the Assets except in the Ordinary Course of Business, and except the Excluded Assets;

(o)            except as set forth on Section 7.06(o) of the Disclosure Schedule, invest in any Fixed Assets or improvements, except for commitments previously disclosed to one of Buyer’s parties identified on Section 1.01(d) of the Disclosure Schedule in writing, made on or before the date of this Agreement for replacements of furniture, furnishings and equipment, normal maintenance and refurbishing, purchased or made in the Ordinary Course of Business and for emergency and casualty repairs and replacements;

(p)            except as set forth on Section 7.06(p) of the Disclosure Schedule, increase or agree to increase the salary, remuneration, or compensation of its employees, other than in the Ordinary Course of Business;

(q)            pay incentive compensation to employees for purposes of retaining their services through the Closing Date or maintaining Deposit levels through the Closing Date, other than the Seller Stay Bonuses or except in the Ordinary Course of Business;

(r)            enter into any new employment agreements with employees or any consulting or similar agreements with directors of Seller, provided, however that annual renewals of existing agreements set forth on Section 5.19(c) of the Disclosure Schedule renewed in the Ordinary Course of Business are permitted; provided, further, however that Seller shall be permitted to engage the assistance of temporary or contract employees, to the extent Seller deems necessary, to assist Seller in the performance of its obligations under this Agreement;

(s)            fail to use its commercially reasonable efforts to preserve its present operations intact, keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;

(t)            amend or modify any of its promotional, deposit account or practices other than amendments or modifications in the Ordinary Course of Business and otherwise consistent with the provisions of this Agreement

(u)            fail to maintain deposit rates substantially in accordance with past standards and practices;

(v)            change or amend its schedules or policies relating to service charges or service fees, except in the Ordinary Course of Business and consistent with past practices;

(w)            fail to comply in all material respects with the Contracts;

(x)            except in the Ordinary Course of Business (including creation of deposit liabilities, entering into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit, and FHLB and Federal Reserve Bank borrowings), borrow or agree to borrow any material amount of funds or directly or indirectly guarantee or agree to guarantee any material obligations of others except pursuant to outstanding letters of credit;

(y)            purchase or otherwise acquire any investment security for its own account that exceeds $2,500,000.00 or purchase or otherwise acquire any security, other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, the Federal Home Loan Bank, Fannie Mae, Freddie Mac, or Federal Farm Credit Bureau, in either case having an average remaining life of two years or less, or engage in any activity that would be inconsistent with the classification of investment securities as “available for sale”. Without limiting the foregoing, the Seller shall not acquire any investment security for its own account that cannot be legally held by Buyer;

(z)            except as required by applicable Law: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; (3) increase or decrease the rate of interest paid by Seller on any deposit product, including, without limitation on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; provided that Seller shall provide notice to Buyer within three (3) Business Days after increasing its advertised rates on deposit products; or (4) in all material respects its existing policies or practices with respect to managing its exposure to interest rate risk fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

(aa)          voluntarily take any action that would change Seller’s loan loss reserves which is not in compliance with Seller’s past practices consistently applied and in compliance with Accounting Standards;

(bb)          settle or compromise, or offer or propose to settle or compromise, (1) any proceeding involving or against Seller, other than any settlement or compromise solely for monetary relief of not more than $75,000.00 individually or $150,000.00 in the aggregate and that does not involve any equitable relief or limitations on the conduct of Seller and which does not include any findings of fact or admission of culpability or wrongdoing by Seller, or (2) any proceeding that relates to the Transactions;

(cc)          make or change any material tax election, change an annual tax accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to taxes, or

(dd)          enter into any Contract (conditional or otherwise) to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 7.06 shall prohibit Seller from paying Excluded Liabilities, Transaction Expenses, or any expenses that have been accrued in the Ordinary Course of Business.

Section 7.07           Regulatory Applications. As promptly as practicable after the date of this Agreement, but in no event later than thirty (30) days after the date of this Agreement, Buyer and Seller, as applicable, shall file all applications, filings, notices, consents, permits, requests, or registrations required to obtain authorizations of any Regulator to consummate the Transactions, which shall include, without limitation, an application by Buyer to amend its charter, to the extent necessary, to ensure that its field of membership shall include all, or substantially all, customers of Seller and such charter amendment shall be approved by the NCUA and made by Buyer prior to the Closing Date; provided, however, that no party shall be in default of this provision if their failure to file such application(s) results from the failure of the other party to provide information necessary for the completion of the application(s). In addition, Buyer shall take all actions necessary so that the Deposits transferred to Buyer are insured by the National Credit Union Share Insurance Fund, to the maximum extent permitted by Law, immediately following the Effective Time. Seller will file an application for approval of dissolution at the appropriate time pursuant to Washington guidance and requirements to seek dissolution of its charter. Buyer and Seller will use their commercially reasonable efforts to obtain such authorizations from the Regulators as promptly as practicable and will consult with one another with respect to the obtaining of all such authorizations necessary or advisable to consummate the Transactions, including, without limitation, any amendment to the charter of Buyer necessary to amend Buyer’s field of membership as required by this Agreement. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such authorizations. Each party will keep the other party apprised of the status of all applications, filings and material matters relating to completion of the Transactions. Copies of the non-confidential portions of applications, supplements, filings and correspondence related to the Transactions to, from and between each party and its respective Regulators shall be promptly provided to the other party. Each of Buyer and Seller agrees, upon request, to furnish the other party, in advance of the filing, with all non-confidential information concerning itself and its respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Buyer or Seller to any Regulator. Buyer and Seller shall promptly advise each other upon receiving any communication from any Regulators or other Governmental Authority whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

Section 7.08           Third Party Consents. Buyer and Seller will take all actions reasonably necessary to obtain any required consents of third parties necessary to consummate the Transactions in a reasonable timeline prior to the Closing Date. Buyer and Seller will consult with one another with respect to the obtaining of all such consents. Seller and Buyer agree to use their commercially reasonable efforts to cooperate in connection with obtaining such consents.

Section 7.09           Title Insurance and Surveys. Seller shall make available to Buyer, within thirty (30) days after the date of the Agreement, copies of its most recent owner’s closing title insurance policy, binder or abstract and surveys on each parcel of the Seller Real Estate, or such other evidence of title reasonably acceptable to Buyer. Buyer may, at its expense, receive updated ALTA title commitments, abstracts and/or surveys on such Seller Real Estate at the Closing, as Buyer shall reasonably request.

Section 7.10           Environmental Matters. Seller has made available to Buyer copies of any environmental reports it has obtained or received with respect to the Seller Real Estate. Seller shall promptly cause to be completed the environmental remediation described on Section 7.10 of the Disclosure Schedule (the “Section 7.10 Remediation”). Without limiting the foregoing, Buyer may request Phase I environmental reports with respect to any Seller Real Estate. If a Phase I report has reasonably indicated an Environmental Problem (as defined below), Buyer shall notify Seller within thirty (30) days from the date of this Agreement and may order a Phase II environmental report. Buyer shall have fifteen (15) Business Days from the receipt of any such environmental reports to notify Seller of any dissatisfaction with the contents of such reports. Should the cost of taking all remedial or other corrective actions and measures with respect to all Seller Real Estate, including the Section 7.10 Remediation, in the aggregate (i) required by applicable Law, or (ii) recommended or suggested by a Phase II environmental report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000.00 as reasonably estimated by an environmental expert retained for such purpose by Buyer and reasonably acceptable to Seller, such circumstances shall be deemed an “Environmental Problem”. All costs of any Phase I investigation and any Phase II investigation or environmental report requested pursuant to this Section shall be at Buyer’s sole cost and expense. Buyer does hereby agree to restore at its cost any property for which it has undertaken an environmental investigation to the condition existing immediately prior to such investigation.

Section 7.11           Further Assurances.

(a)            On and for a period of thirty (30) (or such shorter date that the Seller remains in existence) days after the Closing Date, Seller shall (i) give such reasonable further assistance to Buyer and shall execute, acknowledge, and deliver all such instruments and take such further action as may be necessary and appropriate to effectively vest in Buyer full, legal, and equitable title to the Assets, and (ii) use its reasonable efforts to assist Buyer in the orderly transfer of the Assets and Deposits being acquired by Buyer.

(b)            Each party agrees to send promptly to the other party, at Buyer’s expense, any payments, documents or instruments a party receives after the Closing which belongs to another party.

Section 7.12           Payment of Items. From and after the Closing Date, Buyer agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn items, including ACHs, checks, drafts, and negotiable orders of withdrawal timely presented to it by mail, over its counters, or through clearings if such items are drawn by depositors whose Deposits or accounts on which such items are drawn are Deposits, whether drawn on the check or draft forms provided by Seller, for at least 180 days after the Closing Date, or on those provided by Buyer. In addition, Buyer shall, in all other respects, discharge the duties, liabilities and obligations with respect to the Deposits to the extent such duties, liabilities or obligations occur following the Closing.

Section 7.13           Delivery of Fixed Assets.  Seller hereby agrees that (i) the personal property owned by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02 of the Disclosure Schedule that are identified as being owned by Seller, and (ii) the personal property leased by Seller to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Section 3.02 of the Disclosure Schedule that are identified as being leased by Seller, in each case, ordinary wear and tear and casualty events excepted, and in the case of leased personal property, the expiration of any leases. Seller shall assign to Buyer any manufacturer or supplier warranty covering any Fixed Asset.

Section 7.14           Close of Business on Closing Date. On the Closing Date, Seller shall close all Seller locations for business not later than 5:00 p.m. local time, whereupon representatives of Buyer shall have access to all of Seller’s locations, under the supervision of representatives of Seller, to verify Seller’s provision to Buyer of the Records.

Section 7.15           Supplemental Information. From and after the date hereof until the Closing, if any party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of (i) any event that does or could reasonably be expected to cause one or more of such party’s representations and warranties contained in this Agreement to be or to become inaccurate, misleading, incomplete or untrue in a manner that has, or could have as of the Closing Date, a Material Adverse Effect on such party, such party shall promptly give detailed written notice thereof to the other party and use reasonable and diligent efforts to change such facts or events to prevent any Material Adverse Effect, unless the same shall have been waived in writing by the other party. In addition, each party shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly written updates (“Disclosure Schedule Monthly Updates”) to the other party with respect to any matter hereafter arising and not disclosed herein or in the Disclosure Schedules that would render any such representation or warranty after the date of this Agreement inaccurate or incomplete as a result of such update. No later than five (5) days prior to Closing, Seller shall deliver an updated Disclosure Schedule to Buyer dated no more than ten (10) days prior to the Closing Date (“Disclosure Schedule Updates”). A matter identified in a Disclosure Schedule Update that causes any warranty or representation to be materially breached shall not cure or be deemed to cure such breach.

Section 7.16           Confidentiality of Records. Until the Closing, all information provided to Buyer in connection with this Agreement or the Transactions shall remain subject to that certain Confidentiality Agreement by and between Holding Company and Buyer dated June 20, 2023.

Section 7.17           Solicitation of Customers. For two (2) years following the Closing Date, Seller and Holding Company will not, and will not permit any of their officers, directors or affiliates on behalf of Seller, to solicit customers whose Deposits are assumed pursuant to this Agreement or whose Loans are acquired by Buyer under this Agreement for any banking business, and Seller will not engage in deposit taking activities.

Section 7.18           Installation/Conversion of Signage/Equipment. Prior to Closing and after the receipt of all regulatory approvals, then, at times mutually agreeable to Buyer and Seller, Buyer may, at Buyer’s sole expense, install teller equipment, platform equipment, security equipment, computers, and signage at Seller’s locations, and Seller shall cooperate with Buyer in connection with such installation; provided, however, that (i) such installation shall not interfere with the normal business activities and operation of Seller’s locations; (ii) no such signage shall be installed at Seller’s locations more than five (5) Business Days before the Closing Date; (iii) Buyer’s name as appearing on any such signage shall be covered by an opaque covering material until after the close of business on the Closing Date; and (iv) if this Agreement is terminated prior to the consummation of the Transactions, the signage will be restored to its original condition and Buyer will pay for the cost of such restoration, unless otherwise agreed in writing by Buyer and Seller.

Section 7.19           Seller Activities after Closing. After Closing, Seller may no longer accept any deposits or make any new loans; and must limit its business activities to those related to the winding-down of Seller’s business. Seller will not sell or seek to sell Seller’s charter to any person after the Closing.

Section 7.20           Maintenance of Records by Buyer. Buyer agrees that it shall maintain, preserve and safely keep, for a minimum period of five (5) years after the Closing Date or the minimum period required by applicable Law, whichever is longer, all of the Records for the benefit of itself, Seller and Holding Company, and that it shall permit Seller, Holding Company or either of its representatives, at any reasonable time and at the expense of Seller or Holding Company, to inspect, make extracts from or copies of any such Records as such representatives shall deem reasonably necessary.

Section 7.21           Board and Committee Meetings. Seller shall provide Buyer with copies of minutes and consents from all of Seller’s board and committee meetings (if any), for the last two (2) years and on a going forward basis no later than ten (10) Business Days after the board approves such minutes and consents relating to the prior board and/or committee meetings, except Seller may exclude and redact therefrom (a) any confidential discussion of this Agreement and the Transactions, or any third party proposal to acquire control of Seller or Holding Company, or any other matter that has been determined to be confidential, and (b) information where such disclosure would or could reasonably be expected to violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Seller or Holding Company, that relates to confidential Regulator examination material or correspondence, or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the Ordinary Course of Business.

Section 7.22           Cooperation on Conversion of Systems. Seller agrees to use its commercially reasonable efforts to assist in an orderly transfer of information, processes, systems and data to Buyer and to otherwise assist Buyer in facilitating the conversion of all of Seller’s systems into or to conform with, Buyer’s systems to the extent reasonably requested by Buyer, including, without limitation, the termination of any Contracts, effective on or following the Closing Date.

Section 7.23           Minimum Share Deposits in Buyer. Seller’s Loan Debtors and any other customers without a minimum of $5.00 in a Deposit account, on the Closing Date, must have a minimum deposit of $5.00 at Buyer on the Closing Date in order to satisfy Buyer’s membership requirements. Buyer agrees to open a deposit share account for any Loan Debtor who does not have a Deposit balance of at least $5.00 in Seller on the Closing Date (which Deposit account will be assumed by Buyer) and to fund such new deposit share account with a $5.00 deposit, in compliance with its policies and applicable Law.

Section 7.24           Acquisition Proposals. Seller and Holding Company agree that they shall not, and shall cause their respective officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation, sale of substantially all of its assets and assumption of substantially all of its liabilities, or other business combination involving Seller or Holding Company or any proposal or offer to acquire in any manner a substantial equity interest in Seller or Holding Company, other than the Transactions (any of the foregoing, an “Acquisition Proposal”); provided, however, that if neither Seller nor Holding Company is otherwise in violation of this Section 7.24, the board of directors of Holding Company or Seller may provide information to, and may engage in such negotiations or discussions with, any person with respect to an Acquisition Proposal, directly or through representatives, if Holding Company’s board of directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to provide information or to engage in any such negotiations or discussions would reasonably be expected to constitute a failure to discharge properly the fiduciary duties of such directors in accordance with Washington Law. Seller or Holding Company shall promptly (within one Business Day) advise Buyer following the receipt by it of any written Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise Buyer of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

Section 7.25           Investment Securities. No later than thirty (30) days after the date of this Agreement, Buyer shall identify in writing any investment securities owned by Seller that may not be transferred to or otherwise held by Buyer pursuant to rules and regulations promulgated by the Regulators. If requested by Buyer, Seller shall assist Buyer in making preparations to transfer, or otherwise liquidate any investment securities identified by Buyer pursuant to this Section 7.25 immediately following the Closing.

Section 7.26           Disposition of Excluded Loans. Seller shall use commercially reasonable efforts to, pursuant to this Section 7.26, (i) refinance each Excluded Loan prior to June 1, 2024, or such other date as the parties may mutually agree (the “Excluded Loan Refinance Date”), and (ii) with respect to any Excluded Loan that has not been refinanced into a Buyer Permissible Loan as of the Excluded Loan Refinance Date, arrange for the sale of such remaining Excluded Loans with a closing date as soon as practicable after Closing, but in no event later than within thirty (30) days, after Closing. Consistent with the other terms and conditions of this Agreement, Buyer shall reasonably cooperate with Seller to consummate the disposition of Excluded Loans pursuant to this Section 7.26 as follows:

(a)            Seller and Buyer will mutually agree on pricing parameters for the refinance and closing of Excluded Loans to Buyer Permissible Loans promptly after the Effective Date. To the extent otherwise permissible, Buyer will make Buyer employees, agents, officers and contractors available to support Seller’s efforts to refinance and close Excluded Loans to Buyer Permissible Loans. The terms and condition of Buyer support pursuant to this Section will be mutually agreed to by Seller and Buyer.

(b)            Seller agrees to engage a third-party financial advisor reasonably acceptable to Buyer to market for sale any Excluded Loans that have not been refinanced into Buyer Permissible Loans as of the Excluded Loan Refinance Date and shall use commercially reasonable efforts to cause the sale of such Excluded Loans to close as soon as practicable, but in no event later than the Loan Sale Deadline. Buyer and Seller shall mutually agree to a third party to market Excluded Loans which may be Janney Montgomery Scott LLC. The contract with such third party, including all commissions and other fees due to such third party, shall be mutually acceptable to Buyer and Seller. Seller will manage the loan sale contemplated by this Section 7.26(b) in good faith to achieve an appropriate sale price. Seller will provide updates to Buyer on such loan sale as Buyer may reasonably request.

(c)            Not later than five (5) days prior to Closing, Seller shall provide a list of Excluded Loans to Buyer which shall include a list of each Excluded Loan refinanced or sold (or to be refinanced or sold) as of the Closing. In the event that, after the refinance of Excluded Loans to Buyer Permissible Loans and the sale of Excluded Loans, the remaining outstanding principal balance of Excluded Loans exceeds $30,000,000.00, the Purchase Price will be reduced by an amount equal to ten percent (10%) of the amount by which the principal balance of the Excluded Loans exceeds $30,000,000.00 (the “Excluded Loan Calculation”). For purposes of the Excluded Loan Calculation, sales of Excluded Loans that are, as of the Closing Date, subject to a legally binding agreement to be sold with a scheduled closing date that is not later than the Loan Sale Deadline shall be deemed to have been sold.

(d)            Seller shall cooperate with Buyer to prepare any Excluded Loans expected to be held by Seller at Closing to be transferred, sold, or otherwise disposed of by Buyer immediately following Closing.

(e)            If the Transactions contemplated by this Agreement are not consummated and the Agreement is terminated by the Seller pursuant to Section 10.01(b) due to a Buyer breach or by Seller or Buyer pursuant to Section 10.01(c), then within five (5) Business Days after receipt of a notice of termination, Buyer shall pay Seller by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty, one percent (1.0%) of the unpaid principal balance (as measured on the date of the completion of the refinancing transaction) of all Loans that were Excluded Loans but were refinanced by Seller pursuant to this Section 7.26 not to exceed $2,500,000.00 (the “Seller Fee”). Seller shall provide an accounting of such Loans to Buyer. For purposes of clarity, payment of the Seller Fee shall not relieve Buyer of any liability related to any breach or termination of this Agreement.

Section 7.27           Liquidation Accounts. Seller shall consult with the Regulators to determine the amount required to be held in the Liquidation Accounts and any required distributions from the Liquidation Accounts. Prior to or on the Closing Date, Seller shall inform Buyer of the contingent liability associated with the Liquidation Accounts as of the most recent practicable date, as estimated by Seller in good faith (the “Liquidation Account Value”). Holding Company, Seller and Buyer agree to cooperate and to take all actions required by the Regulators with respect to the Liquidation Accounts to complete the Transactions in an efficient manner. If the Liquidation Accounts may be assumed by Buyer, Buyer will assume Seller’s obligations under the Liquidation Accounts. If the applicable Regulators direct that Seller liquidate and make distributions to depositors from the Liquidation Accounts, Seller shall set aside cash for the purpose of paying to depositors the Liquidation Account Value in designated Bank Accounts (the “Funded Liquidation Accounts”); provided, however, that such amounts will not be deducted from the Purchase Price. In such case, the Funded Liquidation Accounts shall be deemed an “Excluded Asset” for purposes of this Agreement and Seller shall (a) take all commercially reasonable actions to ensure that the Funded Liquidation Accounts are distributed as soon as practicable following the Closing and (b) appoint the Holding Company as the sole party responsible for communications with any third parties relating to the distribution of the Funded Liquidation Accounts. If Buyer assumes Seller’s obligations under the Liquidation Accounts, Buyer will take all actions necessary and appropriate to evidence its assumption of the Liquidation Accounts if so required, including, without limitation, making any required charter amendments.

Section 7.28           No Control of Other Party’s Business. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to the Closing Date, and nothing contained in this Agreement shall give Seller, directly or indirectly, the right to control or direct the operations of Buyer prior to the Closing Date. Prior to the Closing Date, each of Buyer and Seller shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its respective operations.

Section 7.29           SBA Consent. As soon as practicable following the receipt of all necessary regulatory approvals for consummation of the Transactions, Seller shall submit a request to the SBA for the SBA’s prior written consent to sell and transfer the Loans of Seller subject to the SBA’s 7(a) loan program to Buyer in conformity with the provisions of 13 C.F.R. 120.432 and other applicable laws and regulations governing the SBA’s 7(a) loan program. Buyer and Seller shall each cooperate and use their respective commercially reasonable efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals, and authorizations of all third parties and governmental authorities, including, without limitation, the SBA, necessary to consummate the sale and transfer of the Loans of Seller subject to the SBA’s 7(a) loan program as provided herein and (b) to comply with the terms and conditions of such permits, consents, approvals, and authorizations.

Section 7.30           Termination of Excluded Contracts. Prior to Closing, Seller shall use its commercially reasonable efforts to terminate at or prior to Closing all Excluded Contracts, obtain all applicable releases, and make any and all payments required under such Excluded Contracts. The Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with any Excluded Contracts.

Section 7.31           Core Deposits Outflow. Seller shall calculate, on a monthly basis, the Core Deposits Outflow Percentage as of the last Business Day of each month prior to the closing and provide such calculation to Buyer no more than ten (10) days following the end of such month. If in any month, the Core Deposits Outflow Percentage is equal to or greater than Core Deposits Outflow Threshold 1, then Seller shall take commercially reasonable actions to reduce the Core Deposits Outflow Percentage and Buyer shall be permitted to provide recommendations to Seller regarding actions taken to prevent further reductions in the Core Deposits of Seller which the Seller shall use commercially reasonable efforts to follow. For purposes of calculating Core Deposits Outflow, the Seller shall utilize the categories set forth on Schedule RC-E in FFIEC 051 Call Report.

ARTICLE VIII
EMPLOYEES AND DIRECTORS

Section 8.01           Employees.

(a)            Buyer may offer similar salaries, duties and benefits as are available to similarly situated employees of Buyer, to those employees of Seller who Buyer elects to hire and who satisfy Buyer’s customary employment requirements, including pre-employment interviews, investigations and Buyer’s employment needs. Seller will give Buyer a reasonable opportunity to interview the employees, provided such interviews do not interfere with the normal business operations of Seller in any material respect. Section 8.01(a) of the Disclosure Schedule sets forth the name, annual salary, year-to-date compensation, primary department assignment, and location of employment of each employee of Seller as of Seller’s most recent payroll period prior to the date of the Agreement.

(b)            Buyer shall cooperate with Seller to minimize the impact of Section 280G of the Code on employees of the Seller entitled to payments resulting from this Agreement.

(c)            Unless Buyer and Seller mutually agree to the contrary, Buyer shall be responsible for providing continuation coverage (including dependent coverage) under the Consolidated Omnibus Reconciliation Act of 1985, as amended, or any applicable state Law to those individuals who are “M&A qualified beneficiaries” (as defined in Section 54.4980B, Q&A-4(a)) with respect to the Transactions.

(d)            After official announcement of the Transaction to employees and until the Closing Date, at a time and schedule mutually agreed upon and with Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who accept an offer of employment from Buyer; provided, however, that such training and other programs shall not interfere with or prevent the performance of the normal business operations of Seller in any material respects.

(e)            This Section 8.01 shall not confer any rights or benefits on any person other than Buyer and Seller, or their respective successors and assigns, either as a third party beneficiary or otherwise.

(f)            At the request of Buyer, Seller shall offer “stay bonuses,” to any employees of Seller identified by Buyer as necessary to ensure an orderly and successful transition of the business of Seller and the Assets to Buyer (the “Buyer Stay Bonuses”). Such “stay bonuses” shall be evidenced by a bonus agreement in form and substance acceptable to Buyer, and shall be payable by the Buyer, subject to the conditions of such bonus agreement (collectively, the “Buyer Stay Bonus Agreements”). The amount and timing of any such stay bonus paid to any employee shall be mutually agreed upon by Seller and Buyer, and shall take into account and be intended to comply with, or be exempt from, the provisions of Section 409A of the Code. In addition, Seller may pay other “stay bonuses” to those employees of Seller that Seller determines are necessary to retain up to and through the Closing Date (“Seller Stay Bonuses”) in an amount up to $50,000 per individual and shall take into account and be intended to comply with, or be exempt from, the provisions of Section 409A of the Code. For the avoidance of doubt, (i) Buyer Stay Bonuses shall not be considered Transaction Expenses under this Agreement; and (ii) Seller employees with employment or change in control agreements to which the Seller is a party are not eligible for Seller Stay Bonuses.

(g)            Buyer agrees that those employees of Seller who accept employment with Buyer on or prior to the Closing Date shall become employees of Buyer on the Business Day immediately following the Closing Date (“Former Seller Employees”) and will be provided with benefits under all of Buyer’s employee benefit and health and welfare plans (“Buyer’s Employee Benefit Plans”) during their period of employment which are no less favorable in the aggregate than those provided by Buyer to similarly situated employees of Buyer, except as otherwise provided herein. Past service with the Seller will be credited to the Former Seller Employees with respect to the Buyer’s Employee Benefit Plans, to the extent allowable under such Buyer’s Employee Benefit Plans, including, if necessary, pursuant to an amendment thereto; provided that (i) Former Seller Employees will not be able to obtain credit for past service with Seller; (ii) no accrual shall be credited if an Excluded Liability, and (iii) Former Seller Employees will be subject to all applicable Buyer’s Employee Benefit Plan qualifications and waiting periods and will accrue benefits under Buyer’s Employee Benefit Plans commencing with the Closing Date as if Former Seller Employees were a new hire of the Buyer; provided further than Former Seller Employees will be eligible for health insurance coverage as of the day immediately following the Closing Date. Except as hereinafter provided, at the Closing Date, Buyer will undertake commercially reasonable efforts to amend or cause to be amended Buyer’s Employee Benefit Plans in which Former Seller Employees are eligible to participate, to the extent necessary, so that as of the Closing Date Former Seller Employees that are first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first entry date coinciding with or following the Closing Date.

(h)            For each employee of Seller (i) that does not become a Former Seller Employee, or (ii) that becomes a Former Seller Employee and such Former Seller Employee’s employment with Buyer is terminated by the Buyer within twelve (12) months after Closing for any reason other than for Cause, and such Former Seller Employee was not entitled to any consideration resulting from the consummation of the Transactions pursuant to an employment agreement, Buyer will pay a severance amount to such employee equal to one (1) week of such employee’s base salary or weekly wages, as applicable, for each completed year of service as an employee of Seller up to a maximum severance of twelve (12) weeks of base salary or weekly wages. For each employee of Seller that does not become a Former Seller Employee, Buyer and Seller shall coordinate the administration of the delivery of applicable severance to such employees consistent with Seller’s severance policy.

Section 8.02           Employment Contracts and Employee Benefit Plans. Buyer is not assuming, nor shall it have responsibility for the continuation of, any liabilities under or in connection with:

(a)            any employment or consulting contract, collective bargaining agreement, supplemental employee retirement plan, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, or other forms of incentive compensation or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller, except for the Buyer Stay Bonus Agreements and the Split Dollar Arrangements and BOLI supporting the Split Dollar Arrangements; or

(b)            any Employee Benefit Plan as maintained, administered, or contributed to by Seller and covering any employees (except to the extent otherwise set forth in Section 8.01(c)).

Section 8.03           Other Employee Benefit Matters.

(a)            Seller shall take all appropriate action to terminate Seller’s 401k and Employee Stock Ownership Plans (“Seller’s Qualified Plans”) as of immediately prior to the Closing Date, including any final audit and final tax return; provided, however, that Buyer agrees that nothing in this Section will require Seller to cause the final dissolution and liquidation of Seller’s Qualified Plans prior to the Closing Date. Buyer and Seller shall take such actions prior to the Closing Date as may be reasonably necessary to enable the employees of Seller after the Closing Date to transfer the amount credited to their accounts under the Seller’s Qualified Plans through rollover contributions into either a qualified defined contribution plan of Buyer or a separate third party individual retirement account, or to take cash distributions from the Seller’s Qualified Plans.

(b)            Seller shall be permitted, but not required to, take all appropriate action to withdraw from and satisfy any of Seller’s liabilities related to Seller’s participation in the Pentegra Defined Benefit Plan for First Financial Northwest Bank (“Seller Pentegra Plan”) prior to Closing; provided, however, the after-tax value of contributions or other amounts paid by Seller to the Seller Pentegra Plan directly in connection with such withdrawal from the Seller Pentegra Plan shall be deducted from the Purchase Price. For the avoidance of doubt, regular contributions by Seller to the Seller Pentegra Plan that are not directly associated with the withdrawal of Seller from such plan will not be deducted from the Purchase Price.

Section 8.04           Employee Documents. Within fifteen (15) Business Days after the Effective Date, Buyer will be granted access to the employees’ personnel files (or copies thereof) but excluding any medical or health related information and other information non-disclosable without the consent of such employees.

Section 8.05           Tail Insurance.

(a)            Buyer shall maintain (and Seller and Holding Company shall cooperate with Buyer to enable Buyer prior to the Closing Date to obtain) for a period of six (6) years after the Closing Date, a tail insurance policy (the “Tail”) on terms no less favorable than Seller’s and Holding Company’s existing directors’ and officers’ liability insurance policy, including with respect to levels coverage and insurance limits and with an insurer that has, at the time such coverage is written, the same or higher A. M. Best rating as the current primary directors’ and officers’ liability insurer covering directors, officers and employees of Seller and Holding Company and all directors, officers, and employees of Seller and Holding Company serving as fiduciaries under any of the respective benefits plans of Seller and Holding Company (the “Covered Parties”); (provided, that, Buyer may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Seller, any other policy with respect to claims arising from facts or events which occurred on or prior to the Closing Date and covering persons who are currently covered by such insurance).

(b)            The provisions of this Section 8.05 shall survive the Closing and are intended to benefit, and shall be enforceable by, each of the Covered Parties, such former directors and officers of Seller, and all such directors and officers of Seller and their subsidiaries serving as fiduciaries under any of the respective benefits plans of Seller and his or her heirs, executors, representatives or administrators. After the Closing, the obligations of Buyer under this Section 8.05 shall not be terminated or modified in such a manner as to adversely affect any Covered Party unless the affected Covered Party shall have consented in writing to such termination or modification.

(c)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Seller or Holding Company for any of its respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 8.05 is not prior to or in substitution for any such claims under such policies.

(d)            Nothing in this Agreement is intended to or shall be construed to obligate the Buyer to indemnify, defend or hold harmless the Covered Parties beyond the provision of the Tail required pursuant to this Section 8.05. Buyer shall have no obligation to continue the Tail beyond the period set forth in Section 8.05(a)and shall have no obligations to the Covered Parties in excess of any coverage afforded to a Covered Party by the Tail, or to the extent that the Tail does not provide coverage to the affected Covered Party.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.01           Conditions to the Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)            Performance. Buyer shall have performed or complied, in all material respects, with all covenants, agreements, and obligations contained in this Agreement and the other Transaction Documents to which it is a party to be performed or complied with at or prior to Closing.

(b)            Representations and Warranties. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true, correct and complete, in all material respects, on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, it being agreed and understood that all such representations and warranties shall be deemed true, correct and complete in all material respects, unless such inaccuracy or inaccuracies, individually or in the aggregate, have had a Material Adverse Effect on Buyer.

(c)            Material Adverse Effect. Between the date of this Agreement and the Closing, no events or circumstances have occurred that have had a Material Adverse Effect on the financial condition of Buyer or the ability of Buyer to perform its obligations under this Agreement and consummate the Transactions.

(d)            Documents. Seller shall have received the following documents from Buyer:

(1)            An executed copy of the Assignment and Assumption Agreement substantially in the form of Exhibit A hereto.

(2)            Resolutions of Buyer’s board of directors, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the Transactions to which Buyer is a party.

(3)            A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers.

(4)            A certificate signed by a duly authorized officer of Buyer stating that the conditions set forth in Section 9.01(a), Section 9.01(b), and Section 9.01(c) of this Agreement have been fulfilled.

(5)            An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit D.

(6)            Such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable for transferring to Buyer the obligation to pay the Deposit liabilities and otherwise perform Seller’s obligations that are being assumed by Buyer pursuant to this Agreement, or consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to counsel for Seller.

(e)            Purchase Price. Seller shall have received the Purchase Price in immediately available funds deposited in the Seller Designated Bank Account.

Section 9.02           Conditions to the Obligations of Buyer. Unless waived in writing by Buyer, the obligations of Buyer to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)            Performance. Seller and Holding Company, to the extent applicable, shall have performed or complied, in all material respects, with all covenants, agreements, and obligations contained in this Agreement and the other Transaction Documents to which it is a party to be performed or complied with at or prior to Closing.

(b)            Representations and Warranties. The representations and warranties of Seller contained in Article V of this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date (unless they speak to an earlier date) with the same effect as though made on and as of the Closing Date, it being agreed and understood that all such representations and warranties shall be deemed true, correct and complete in all material respects, unless such inaccuracy or inaccuracies, individually or in the aggregate, have had a Material Adverse Effect on Seller.

(c)            No Material Adverse Effect. Between the date of this Agreement and the Closing, Seller shall not have experienced a Material Adverse Effect or the ability of Seller to perform its obligations under this Agreement and consummate the Transactions.

(d)            Documents. Buyer shall have received the following documents from Seller:

(1)            A duly executed recordable Limited Warranty Deed, conveying title to the Seller Real Estate, and any other documents reasonably requested by Buyer to transfer the Seller Real Estate.

(2)            An executed Assignment and Assumption Agreement substantively in the form of Exhibit A.

(3)            An executed Assignment and Assumption Agreement of Lease of each Leasehold Interest consented to by the lessor thereof;

(4)            An executed Bill of Sale and Assignment substantively in the form attached hereto as Exhibit C.

(5)            Resolutions of Seller’s and Holding Company’s boards of directors, certified by their respective Secretary or Assistant Secretary, as applicable, authorizing the execution and delivery of this Agreement and the consummation of the Transactions and resolutions of Holding Company’s shareholders approving this Agreement and the Transactions.

(6)            A certificate from each of the Secretary or Assistant Secretary of Seller and Holding Company as to the incumbency and signatures of officers.

(7)            A certificate signed by a duly authorized officer of Seller stating that the conditions set forth in Section 9.02(a), Section 9.02(b), and Section 9.02(c) of this Agreement have been satisfied.

(8)            A final customer list as set forth in Section 11.06 of this Agreement.

(9)            An affidavit of non-foreign status as required by Section 1445 of the Internal Revenue Code of 1986, as amended.

(10)          The holds and stop payment information described in Section 11.01 of this Agreement.

(11)          An executed copy of the Retirement Account Transfer Agreement attached hereto as Exhibit D.

(12)          All third party consents for Material Contracts required for the Seller to consummate the Transactions.

(13)          The Records.

(14)          An executed copy of the Limited Power of Attorney in the form attached hereto as Exhibit E.

(15)          Executed copies of non-solicitation agreements from the parties identified on Section 9.02(d) of the Disclosure Schedule substantially the form attached as Exhibit F (each a “Non-Solicitation Agreement;” and collectively the “Non-Solicitation Agreements”).

(16)          Executed copies of the Voting Agreements executed by each of the directors of the Holding Company and the executive officers of the Holding Company in the form attached hereto as Exhibit G (each a “Voting Agreement;” and collectively the “Voting Agreements”).

(17)          Any and all certificates and other documents necessary to establish Seller’s compliance with the requirements and provisions of any Tax clearance, bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the Transactions contemplated by this Agreement, and (b) such other evidence as Buyer may request to evidence Seller’s compliance with the Tax laws of each state in which the Transferred Assets are located and each other jurisdiction in which Seller files any Tax Return, or to determine the amount of withholding required to avoid successor liability in accordance with such states’ applicable tax clearance procedures.

(18)          Such other documents or instruments as counsel for Buyer may reasonably require as necessary or desirable for transferring, assigning and conveying to Buyer the Contracts and the Deposits and good, marketable, and (with respect to the Seller Real Estate) insurable title to the Assets to be transferred to Buyer pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for Buyer.

(e)            Physical Delivery. Seller shall also deliver to Buyer the Assets purchased hereunder which are capable of physical delivery.

Section 9.03           Condition to the Obligations of Seller and Buyer.

(a)            Regulatory Approvals. All regulatory approvals from the Regulators required to consummate the Transactions shall have been obtained without any non-standard conditions or other non-standard requirements, in either case, reasonably deemed unduly burdensome by either Seller or Buyer.

(b)            Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the Transactions in any legal, administrative or other proceeding, no action or proceeding shall have been instituted or threatened on or before the Closing Date seeking to restrain or prohibit the Transactions contemplated by this Agreement or which would have a Material Adverse Effect on Seller.

(c)            Termination of Data Processing and Debit Card Services Contracts. All data processing and debit card services Contracts that are Excluded Contracts under clause (3) of the definition of “Excluded Contracts” shall have been terminated or notice of termination shall have been given by Seller at or prior to Closing.

(d)            Section 7.10 Remediation. The Section 7.10 Remediation shall be completed.

(e)            Share Deposit Accounts in Buyer. The Parties shall have complied with the provisions of Section 7.23.

(f)            Holding Company Shareholder Approval. The shareholders of Holding Company shall have approved or adopted this Agreement and the Transactions, as applicable, by at least the minimum number of affirmative votes required by applicable law of such shareholders to approve or adopted this Agreement and the Transactions, as applicable.

ARTICLE X
TERMINATION

Section 10.01         Termination. This Agreement may be terminated at any time prior to Closing, notwithstanding the approval thereof by the shareholders of Holding Company (unless otherwise indicated in this Section 10.01), as follows:

(a)            By Seller or Buyer after the expiration of twenty (20) Business Days after any Regulator shall have denied or refused to grant the approvals or consents required under this Agreement to be obtained pursuant to this Agreement, unless within said twenty (20) Business Day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the Regulator which denied or refused to grant approval thereof, provided that the Regulator does not state that such submission or resubmission will not cure the cause of the denial or refusal to grant the approval or consent required; provided however, that no party hereto shall have the right to terminate this Agreement under this Section 10.01(a) if such denial or refusal of approval or consent arises out of or results from, a material breach of this Agreement by the party seeking to terminate this Agreement.

(b)            By the non-breaching party after the expiration of twenty (20) Business Days from the date that either party has given notice to the other party of such other party’s material breach of any obligation, warranty, representation, or covenant in this Agreement; provided, however, that no such termination shall take effect if within said twenty (20) Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice (which in the case of a breach of a representation or warranty would be the elimination of the Material Adverse Effect); provided further, however, that no such termination shall take effect if within twenty (20) Business Days of the failure by the notified party to make such correction within said twenty (20) day period, the notifying party delivers to the notified party a written election not to terminate this Agreement notwithstanding such breach or misrepresentation, and any such election to proceed shall not waive such party’s right to seek damages or other equitable relief.

(c)            By Seller or Buyer if the Transactions are not consummated within eleven (11) months of the date of this Agreement unless such date is extended by mutual written agreement of the parties (the “Termination Date”); provided, however, that if the sole impediment to Closing is the receipt of any required regulatory approval, then such date shall be extended by up to two consecutive two (2) month periods, provided however, that no party hereto shall have the right to terminate this Agreement under this Section 10.01(c) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have caused, or materially contributed to, the failure to consummate the Transactions by the Termination Date.

(d)            By Seller if, without breaching Section 7.24, Seller shall contemporaneously enter into a definitive agreement with a third party providing a Superior Proposal, as defined below; provided, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Seller unless it delivers to Buyer (1) written notice of Seller’s intention to terminate at least five (5) Business Days prior to termination and (2) the Buyer Fee as required by Section 10.03(a) is paid contemporaneously with such termination. For purposes of this Section 10.01(d), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the board of directors of Holding Company (after consultation with its outside legal counsel and its independent financial advisor), taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal, (A) if accepted, is reasonably expected to be completed, and (B) if consummated, is reasonably likely to result in a more favorable transaction than the Transactions for Seller, Holding Company and the shareholders of Holding Company and other relevant constituencies.

(e)            The mutual written consent of the parties to terminate.

Section 10.02         Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article X, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.26 or Section 10.03, (b) that termination will not relieve a breaching party from liability for any willful and material breach of this Agreement giving rise to such termination, and (c) unless this Agreement is terminated by Buyer pursuant to Section 10.01(b) or Seller pursuant to Section 10.01(d), Buyer shall promptly reimburse Seller for its out-of-pocket costs incurred at the request of Buyer pursuant to Section 2.03(e) or Section 7.05(c).

Section 10.03         Liquidated Damages.

(a)            If Seller terminates this Agreement pursuant to Section 10.01(d), then within five (5) Business Days after receipt by Buyer of Seller’s notice of termination, Seller shall pay Buyer by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer, $9,440,000.00 (the “Buyer Fee”). Notwithstanding anything to the contrary in this Agreement, in the circumstance in which the Buyer Fee is or becomes payable pursuant to this Section, Buyer’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Seller or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Buyer Fee. Seller shall not be required to pay the Buyer Fee on more than one occasion.

ARTICLE XI
OTHER AGREEMENTS

Section 11.01         Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at the Closing a complete schedule of such holds and stop payment orders and documentation relating to the placing thereof.

Section 11.02         ACH Items and Recurring Debits. Seller will transfer all automated clearing house (“ACH”) arrangements to Buyer as soon as possible after the Closing Date. At least fifteen (15) Business Days prior to the Closing Date, Seller will deliver to Buyer (i) a listing of account numbers for all accounts being assumed by Buyer subject to ACH Items and Recurring Debit arrangements, and (ii) all other records and information necessary for Buyer to administer such arrangements. Buyer shall continue such ACH arrangements and such Recurring Debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor; Buyer shall also continue Recurring Debit arrangements that were originated or administered by Seller.

Section 11.03         Withholding. Seller shall deliver to Buyer (i) within three (3) Business Days after the Closing Date a list of all “B” (TINs do not match) and “C” (under reporting/IRS imposed withholding) notices from the IRS imposing withholding restrictions, and (ii) for a period of 120 days after the Closing Date, all notices received by Seller or Holding Company from the IRS releasing withholding restrictions on Deposit accounts transferred to Buyer pursuant to this Agreement. Any amounts required by any governmental agency to be withheld from any of the Deposits (the “Withholding Obligations”) will be handled in the following manner:

(a)            Any Withholding Obligations required to be remitted to the appropriate governmental agency prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b)            Any Withholding Obligations required to be remitted to the appropriate governmental agency on or after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 11.03(a) above will be remitted by Buyer.

(c)            Any penalties described on “B” notices from the IRS or any similar penalties that relate to Deposit accounts opened by Seller prior to the Closing Date will be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions.

Section 11.04         Retirement Accounts. Seller will provide Buyer with the proper trust documents and all related information for any Retirement Accounts assumed by Buyer under Section 2.02 of this Agreement. Buyer shall be responsible for all federal and state income tax reporting of Retirement Accounts for the calendar year in which the Closing occurs. Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider (and assume any such contract) (if Buyer elects to do so) and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports.

Section 11.05         Interest Reporting. Buyer shall report for the calendar year in which the Closing occurs, for all dates on or prior to the Closing Date, all interest credited to, interest withheld from, and early withdrawal penalties charged to the Deposits which are assumed by Buyer under this Agreement. For so long as Seller remains in existence, Seller agrees to cooperate with Buyer to permit Buyer to retain Seller’s current reporting service provider and assume any such contract, if Buyer elects to do so, and to assist Buyer in the preparation of any such reports or background materials needed for the preparation of any such reports. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

Section 11.06         Notices to Depositors.

(a)            Seller shall provide Buyer an intermediate customer list of the Deposit accounts to be assumed by Buyer pursuant to this Agreement, together with a tape thereof, as of month-end prior to the scheduled Seller mailing referred to in Section 11.06(b) below. Seller shall provide Buyer a final customer list of the Deposits transferred as of the Closing Date pursuant to this Agreement with the data processing tapes.

(b)            After receipt of all regulatory approvals and, with the concurrence of the Regulators, if required, at least five (5) Business Days before the Closing Date but only after the waiver or satisfaction of all conditions to Closing (other than deliveries), Seller shall mail notification to the holders of the Deposits to be assumed that, subject to closing requirements, Buyer will be assuming the liability for the Deposits; provided, however, such notice shall be given to the holders of IRAs at least 30 days prior to the Closing Date. The notification(s) will be based on the list referred to in Section 11.06(a) above and a listing of the new accounts opened by Seller since the date of said list. Seller shall provide Buyer with the documentation of said listing up to the date of Seller’s mailing. Buyer shall send notification(s) to the same holders either together with Seller’s mailing, (in which case Buyer shall pay the costs of such mailing and Buyer shall not delay the timing of such mailing), or within three (3) days after Seller’s notification setting out the details of its administration of the assumed accounts. Each party shall obtain the approval of the other on its notification letter(s), which approval shall not be unreasonably withheld or delayed. Except as otherwise provided herein, each party will be responsible for the cost of its own mailing.

Section 11.07         Card Processing and Overdraft Coverage.

(a)            Seller will provide Buyer with a list of ATM and debit card holders no later than eight (8) Business Days after receipt of all necessary approvals of the Regulators; provided, however, Buyer shall not use such list to contact the card holders without prior consent of the Seller.

(b)            All of Seller’s customers with overdraft coverage shall be provided similar overdraft coverage, if available, by Buyer after the Closing, and if not available, Buyer will provide written notice to any affected customers.

Section 11.08         Taxpayer Information. Seller shall deliver to Buyer within three (3) Business Days after the Closing Date: (i) TINs (or record of appropriate exemption) for all holders of Deposit accounts acquired by Buyer pursuant to this Agreement; and (ii) all other information in Seller’s possession or reasonably available to Seller required by applicable Law to be provided to the IRS with respect to the Assets and Deposit accounts transferred pursuant to this Agreement and the holders thereof, except for such information which Seller will report pursuant to Section 11.03 of this Agreement (collectively, the “Taxpayer Information”). Seller hereby certifies that such information, when delivered, shall accurately reflect the information provided by Seller’s customers.

Section 11.09         UCC Financing Statement Dates. Seller shall deliver to Buyer within five (5) Business Days prior to the Closing Date: (i) a list of UCC-1 financing statement filing dates for open Loans; and (ii) a list of UCC-3 financing statement filing dates for open Loans.

Section 11.10         Taxes; Transfer Charges. The taxes on the transfer of the Seller Real Estate shall be borne by the Party responsible pursuant to applicable Law; provided, however, that to the extent applicable Law is silent on responsibility, and absent common practice and custom, the responsibility for such taxes shall be split equally by Buyer and Seller. All other transfer, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Seller, and the Seller shall file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable Law, Buyer shall join in the execution of any such tax returns and other documentation.

ARTICLE XII
GENERAL PROVISIONS

Section 12.01          Fees and Expenses. Except as expressly provided herein, each party to this Agreement shall bear the cost of all of its fees and expenses incurred in connection with the preparation of this Agreement and consummation of the Transactions. Notwithstanding the foregoing, in any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the Prevailing Party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys’ fees and expenses as determined by the court.

Section 12.02          No Third Party Beneficiaries. This Agreement is not intended nor should it be construed to create any express or implied rights in any third parties, except for the rights set forth in Section 8.01, Section 8.02, and Section 8.05. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement; (ii) shall alter or limit the Buyer’s or any of its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (iii) is intended to confer upon any current or former employee of Seller any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) other than the parties any right as a third party beneficiary of this Agreement.

Section 12.03          Notices. All notices, requests, demands, and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows or at such other address as any party may later specify by such written notice:

To Seller:		First Financial Northwest Bank
201 Wells Ave South
Renton, Washington 98057
Attn: Joseph W. Kiley III
Email: kileyj@ffnwb.com

To Holding Company:		First Financial Northwest, Inc.
201 Wells Ave South
Renton, Washington 98057
Attn: Joseph W. Kiley III
Email: kileyj@ffnwb.com

With a copy to (which will not constitute notice):

Fenimore Kay Harrison LLP
191 Peachtree Street NE
Suite 849
Atlanta, Georgia 30303
	Attn:	Jonathan S. Hightower
Crystal L. Huffman
	Email:	jhightower@fkhpartners.com
chuffman@fkhpartners.com

To Buyer:		Global Federal Credit Union
4000 Credit Union Dr
Anchorage, AK 99503
Attn: Geofferey S. Lundfelt
Email: G.Lundfelt@globalcu.org

and to:		Global Federal Credit Union
P.O. Box 196613
Anchorage, AK 99519-6613
Attn.: Jessica Graham
J.Graham@Globalcu.org

With a copy to (which will not constitute notice):

Michael M. Bell
Honigman LLP
650 Trade Centre Way
Kalamazoo, Michigan 49002
Email: mbell@honigman.com

Any such notice shall be deemed to have been duly given (a) on the date of delivery if delivered personally or by email (confirmation of receipt requested), (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day-service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested).

Section 12.04           Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties, and any attempted assignment in violation of this Section is void.

Section 12.05           Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors or representatives.

Section 12.06           Governing Law. Subject to any applicable federal Law, this Agreement shall be governed in all respects by the Laws of the State of Washington, without giving effect to any conflict of laws rules thereof that would require the application of the Laws of any other jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of the state courts located in King County, Washington and the federal court located in the Western District of Washington with respect to the interpretation and enforcement of the provisions of this Agreement and in respect of the Transactions, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each of the Parties hereby waives, and agrees not to assert, as a defense in any proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY. EACH OF THE PARTIES HERETO FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

Section 12.07           Entire Agreement. This Agreement, together with the Disclosure Schedule and Exhibits hereto, and the Confidentiality and Non-Disclosure Agreement referenced in Section 7.16 contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

Section 12.08           Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

Section 12.09           Severability. If any paragraph, section, sentence, clause, or phrase contained in this Agreement shall become illegal, null or void, or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, or against public policy, the remaining paragraphs, sections, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

Section 12.10           Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

Section 12.11           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 12.12           Force Majeure. No party shall be deemed to have breached this Agreement solely by reason of delay or failure in performance resulting from a natural disaster or other act of God; provided, however, the Parties hereby agree and acknowledge that the COVID-19 Pandemic shall not be considered a force majeure event as contemplated by this Section 12.12. The parties agree to cooperate in an attempt to overcome such a natural disaster or other act of God and consummate the transactions contemplated by this Agreement, but if either party reasonably believes that its interests would be materially and adversely affected by proceeding, such party shall be excused from any further performance of its obligations and undertakings under this Agreement.

Section 12.13           Schedules. All information set forth in the Exhibits and the Disclosure Schedule hereto shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information in all material respects.

Section 12.14           Specific Performance. The parties hereto agree that irreparable damage would occur in the event any covenants in this Agreement were not performed in accordance with their specific terms or otherwise were materially breached. It is accordingly agreed that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to seek specific enforcement of the terms and provisions in addition to any other remedy to which they may be entitled, at law or in equity.

Section 12.15           Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Section 7.16, Section 7.26, Section 10.02, Section 10.03 and in this Article XII of this Agreement, shall survive the termination of this Agreement if this Agreement is terminated prior to the Closing Date. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements, which by their terms apply or are to be performed in whole or in part after the Closing, and in this Article XII.

Section 12.16           Transfer Charges and Assessments. Except as otherwise provided herein, all transfer, assignment, sales, conveyancing and recording charges, assessments and taxes applicable to the sale and transfer of the Assets and the assumption of the Liabilities shall be paid and borne by the Seller.

Section 12.17           Time of the Essence. Whenever performance is required to be made by a party under a specific provision of this Agreement, time shall be of the essence.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS HEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

BUYER:

Global Federal Credit Union

By:	/s/ Geofferey Lundfelt
Name: Geofferey Lundfelt
Title: President and CEO

SELLER:

First Financial Northwest Bank

By:	/s/ Joseph W. Kiley III
Name: Joseph W. Kiley III
Title: President and CEO

HOLDING COMPANY:

First Financial Northwest, Inc.

By:	/s/ Joseph W. Kiley III
Name: Joseph W. Kiley III
Title: President and CEO